Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF OCTOBER 6, 2021

BY AND AMONG

LANDSEA HOMES CORPORATION,

AS BORROWER,

WESTERN ALLIANCE BANK,

AS ADMINISTRATIVE AGENT,

AND

THE LENDERS PARTY HERETO

*********************************

WESTERN ALLIANCE BANK

AND

BofA SECURITIES, INC.

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

i

ARTICLE III.
BORROWING BASE

3.1	Determination of Eligible Assets/Borrowing Base	64

3.2	Lot Term Limits	65

3.3	Unit Term Limits	65

3.4	Borrowing Base Report	66

3.5	General	67

ARTICLE IV.
CONDITIONS PRECEDENT

4.1	Conditions Precedent to Effectiveness of this Agreement	67

4.2	Additional Conditions Precedent to Credit Extensions	69

4.3	Right to Waive	70

ARTICLE V.
BORROWER REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties	70

5.2	Representations and Warranties Upon Delivery of Financial Statements, Documents, and Other Information	74

ARTICLE VI.
AFFIRMATIVE COVENANTS

6.1	Corporate Existence	75

6.2	Books and Records; Access	75

6.3	Information and Statements	75

6.4	Law; Judgments; Material Agreements; Approvals and Permits	77

6.5	Sanctions; Anti-Corruption Laws	77

6.6	Impositions and Other Indebtedness	78

6.7	Assets and Property	78

6.8	Environmental Laws	78

6.9	Material Contracts	78

6.10	Maintenance of Insurance	78

6.11	Rights of Inspection	78

6.12	Use of Proceeds of Revolving Loans	79

6.13	Further Assurances	79

6.14	Deposit Accounts	79

6.15	Subsidiaries	79

6.16	Post-Closing Requirements	80

ARTICLE VII.
BORROWER NEGATIVE COVENANTS

7.1	Indebtedness	80

7.2	Liens	81

7.3	Fundamental Changes	82

7.4	Prohibition on Amendments to Organizational Documents	83

7.5	Lines of Business	83

7.6	Dispositions	83

7.7	Restricted Payments	83

7.8	Investments	84

7.9	Transactions with Affiliates	84

7.10	Certain Restrictive Agreements	84

7.11	Permitted Activities	84

7.12	Sanctions; Anti-Corruption Use of Proceeds	84

7.13	Accounting Changes	85

7.14	Financial Covenants	85

ARTICLE VIII.
EVENTS OF DEFAULT

8.1	Events of Default	86

8.2	Remedies	88

8.3	[Reserved]	89

8.4	[Reserved]	89

8.5	Protective Advances	89

8.6	Scheduled Payments	90

8.7	Application of Payments	90

ARTICLE IX.
AGENCY

9.1	Appointment and Authority	91

9.2	Rights as a Lender	91

9.3	Exculpatory Provisions	92

9.4	Reliance by Administrative Agent	93

9.5	Delegation of Duties	93

9.6	Resignation of Administrative Agent	93

9.7	Non-Reliance on Agents and Other Lenders	94

9.8	No Other Duties	94

9.9	Administrative Agent May File Proofs of Claim	95

9.10	Bank Product Liability Arrangements	95

9.11	Lender Representation	96

ARTICLE X.
MISCELLANEOUS

10.1	Notices Generally	96

10.2	Waivers; Amendments	97

10.3	Guaranty Matters	100

10.4	Expenses; Indemnity; Damage Waiver	100

10.5	Successors and Assigns	102

10.6	Survival	106

10.7	Counterparts; Integration; Effectiveness; Electronic Execution	106

10.8	Severability	107

10.9	Right of Setoff	107

10.10	Governing Law; Jurisdiction; Etc	107

10.11	WAIVER OF JURY TRIAL	108

10.12	JUDICIAL REFERENCE	108

10.13	Headings	110

10.14	Public Information	110

10.15	Treatment of Certain Information; Confidentiality	110

10.16	USA PATRIOT ACT	111

10.17	Sharing of Payments	111

10.18	Payments Set Aside	112

10.19	No Advisory or Fiduciary Responsibility	112

10.20	Acknowledgement Regarding Any Supported QFCs	113

10.21	Keepwell	114

10.22	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	114

Schedules

Schedule 1.1(A)	Lenders and Commitments
Schedule 7.1	Indebtedness
Schedule 7.2	Liens

Exhibits

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Organizational Chart
Exhibit C	Compliance Certificate
Exhibit D	Guaranty
Exhibit E	Promissory Note
Exhibit F1-F4	Tax Compliance Certificates
Exhibit G	Borrowing Base Report
Exhibit H	Notices Address
Exhibit I	Post-Closing Requirements
Exhibit J	Other Approved Subsidiaries

v

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of October 6, 2021, is made and entered into by and among LANDSEA HOMES CORPORATION, a Delaware corporation (“Borrower”), WESTERN ALLIANCE BANK, an Arizona corporation (“Administrative Agent”) and the Lenders from time to time party hereto.

RECITALS

A. Borrower is engaged in the business of developing residential subdivisions and constructing and selling residential units in such subdivisions.

B. Borrower has requested that Lenders provide a senior unsecured borrowing base revolving line of credit for Borrower, pursuant to which Borrower may finance the construction of residential housing units.

C. Lenders are willing to provide such a senior unsecured borrowing base revolving line of credit upon the terms and conditions hereinafter set forth.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Administrative Agent and Lenders agree that:

ARTICLE I.

DEFINITIONS

1.1 Definitions. In this Agreement, the following capitalized terms have the following meanings:

“A&D Lot” means an individual Lot designated on a subdivision plat or map (whether preliminary or final) for a subdivision under development by Borrower or a Project Owner that is zoned by a Government Authority as a use by right by the municipality in which such real property is located for residential building and use, and with respect to which the Borrower or such Project Owner is actively developing into a Finished Lot. Unless the context otherwise requires, the term “A&D Lot” refers to the Lot prior to a transfer of the Lot for Unit construction and inclusion of the Lot in Eligible Assets as a Unit.

“Additional Lender” has the meaning specified in Section 2.7(d).

“Administrative Agent” means Western Alliance Bank, an Arizona corporation, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with, such Person.

“Agent Parties” has the meaning specified in Section 10.1(f)(ii).

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approvals and Permits” means, with respect to any Real Estate Inventory, each and all approvals, authorizations, bonds, consents, certificates, franchises, licenses, permits, registrations, qualifications, entitlements and other actions and rights granted by or filings with any Person necessary or appropriate for acquisition and development of such property, for construction of Units, for the sale of Units, for occupancy, ownership, and use by Borrower and other Persons of the Lots and Units, or otherwise for the conduct of, or in connection with, the business and operations of the applicable Subsidiary.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Lines of Business” means (a) acquiring property intended for residential development projects that are included or intended to be included as Eligible Assets; (b) zoning, entitling, subdividing or causing to be subdivided such projects into residential lots and related amenities; (c) installing, or causing to be installed, onsite and/or offsite improvements as needed to create finished residential lots and related amenities for such projects; and (d) constructing and selling Units in such projects to members of the home buying public, and in each case, any business substantially related or incidental thereto.

“Asset Value” means for any Eligible Asset, the “Asset Value” for such Eligible Asset as provided in Section 3.1(a).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.5), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Loan Commitment” means at any time, the lesser of:

(a) the Commitment Amount; or

(b) the Asset Value of the Borrowing Base, as reflected in the most recent Borrowing Base Report.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Liability” means any and all obligations of Borrower and the other Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions, and modifications thereof and substitutions therefor) in connection with Bank Products.

“Bank Products” means each and any of the following bank products and services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including “commercial credit cards” and purchasing cards), (b) stored value cards, and (c) depository, cash management, and treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bankruptcy Code” means 11 U.S.C. §101, et seq.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of: (a) the Prime Rate for such day plus 0.50%, and (b) the Federal Funds Effective Rate for such day, plus 0.50%.

“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Loans comprising such Borrowing.

“Base Rate Loan” means a Loan that bears interest at a rate based on the “Base Rate”.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes, such as changes to the definition of “Business Day,” or timing and frequency of determining rates and making payments of interest, that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. Sec. 1010.230.

“Borrower” shall have the meaning set forth in the Preamble to this Agreement.

“Borrower Materials” has the meaning specified in Section 10.14.

“Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type made by the Lenders.

“Borrowing Base” consists of the Eligible Assets as reflected in the most current Borrowing Base Report.

“Borrowing Base Report” means a report prepared by Borrower substantially in the form of Exhibit G, executed by a Responsible Officer of the Borrower, and setting forth in reasonable detail all assets used in the calculation of the Borrowing Base, including the determination of Eligible Assets and the Asset Value thereof.

“Borrowing Base Valuation Date” means (a) August 31, 2021, and (b) the date of each Borrowing Base Report provided to Administrative Agent thereafter.

“Borrowing Group” means, collectively, Borrower and the Guarantors.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and Phoenix, Arizona, are authorized or required by law to remain closed.

“Calendar Month” means the twelve (12) calendar months of the year. With respect to any payment or obligation that is due or required to be performed within a specified number of Calendar Months, then such payment or obligation shall become due on the day in the last of such specified number of Calendar Months that corresponds numerically to the date on which such payment or obligation was incurred or commenced; provided, however, that with respect to any obligation that was incurred or commenced on the 29th, 30th or 31st day of any Calendar Month and if the Calendar Month in which such payment or obligation would otherwise become due does not have a numerically corresponding date, such obligation shall become due on the last day of such Calendar Month.

“Capitalized Lease” means each lease that has been or is required to be, in accordance with GAAP, recorded as a capitalized lease.

“Cash Collateral” shall have a meaning analogous to the definition of “Cash Collateralize” and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree, each in its sole and absolute discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank.

“Cash Equivalent Investments” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof; (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s; (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by Western Alliance Bank or other commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by S&P or Moody’s; (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each either having membership in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder; (e) demand deposit accounts maintained in the ordinary course of business with an FDIC insured financial institution; and (f) investment funds at least ninety-five percent (95%) of the assets of which constitute cash or Cash Equivalent Investments of the kinds described in clauses (a) through (e) of this definition.

“CC&Rs” means and includes restrictive covenants, conditions, restrictions, easements, and other rights that exist or are contemplated with respect to any Real Estate Inventory.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Investor becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the Equity

Interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided that there shall be no Change of Control pursuant to this clause (a) if the Permitted Investor is the beneficial owner (as determined above), directly or indirectly, of more than 40% of such Equity Interests of Borrower;

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(c) the passage of 30 days from the date upon which any Person or two or more Persons (other than a Permitted Investor) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower, or control over the Equity Interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities; provided that there shall be no Change of Control pursuant to this clause (c) if the Permitted Investor is the beneficial owner (as determined above), directly or indirectly, of more than 40% of such Equity Interests of Borrower; or

(d) Borrower shall, at any time, cease to own, directly or indirectly, 100% of the Equity Interests of Landsea Homes US.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means with respect to each Lender, the commitment of such Lender pursuant to this Agreement to (a) make Revolving Loans and (b) purchase a participation in L/C Obligations, in either case expressed as an amount representing the maximum principal and/or face amount of such Revolving Loan and/or Letter of Credit, as such commitment may be reduced or increased from time to time pursuant to Section 10.5. The amount of the Commitment of each Lender as of the Effective Date is set forth on Schedule 1.1(A) and from and after the Effective Date will be as set forth in amendments entered into pursuant to Section 2.13 and/or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Amount” means the aggregate amount of the Lenders’ Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § I et seq.), as amended from time to time, and any successor statute.

“Completion Deed of Trust” means a deed of trust or mortgage or similar Lien in favor of a land seller that secures deferred purchase price payable by the Project Owner upon partial or full completion of onsite and/or offsite improvements (including for example grading, streets and utilities) in the applicable Subdivision that are being constructed and developed by the land seller.

“Compliance Certificate” means a certificate in the form of Exhibit C or as otherwise required by Administrative Agent from time to time.

“Consolidated Debt” means, at any date of determination, the aggregate principal amount of all Indebtedness of Borrower and its Subsidiaries outstanding at such time, in the amount that would be reflected on a balance sheet prepared at such date, determined on a consolidated basis in accordance with GAAP and net of all cash and Cash Equivalent Investments in excess of the Threshold Cash Amount.

“Consolidated EBITDA” means, with respect to Borrower, on a consolidated basis for the applicable period, the sum of the following amounts for such period of (a) Consolidated Net Income, (b) Consolidated Net Interest Expense, (c) the aggregate amount of federal and state taxes, if any, based on income for that period, (d) total depreciation expense, (e) total amortization expense, (f) amortization of capitalized interest to costs of sales, and (g) other non-cash items reducing Consolidated Net Income less other non-cash items increasing Consolidated Net Income, all of the foregoing as determined in accordance with GAAP.

“Consolidated Interest Expense” means for any period, without duplication, the aggregate amount of interest incurred (whether paid, accrued, or capitalized, but not including interest and other charges amortized to cost of sales) of Borrower, which, in conformity with GAAP, would be set opposite the caption “Interest Expense” or any like caption on a consolidated income statement for Borrower for such period, including imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit, the interest portion of any deferred payment obligation, amortization of discount or premiums, if any, and all other non-cash interest expense, other than interest and other charges amortized to cost of sales.

“Consolidated Net Income” means, with respect to Borrower, for any fiscal year or other fiscal period, the net income of Borrower for such fiscal year or other fiscal period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Interest Expense” means, with respect to Borrower, for any period, Consolidated Interest Expense less interest capitalized during the current period.

“Consolidated Total Assets” means, with respect to Borrower, as at the end of any fiscal period, the total assets of Borrower, determined on a consolidated basis in accordance with GAAP.

“Control” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, partnership interests, membership interests, by contract or otherwise; and the terms “Controlling” and “Controlled” have the meanings correlative to the foregoing.

“Cost” means the actual costs (determined in accordance with GAAP) paid to independent third parties by Borrower or any Guarantor in the acquisition or development of Real Estate Inventory or construction of a Unit (or if the Lot or Unit was originally acquired by an Affiliate of Borrower from an independent third party and subsequently conveyed to Borrower or its Affiliate, the “Cost” shall mean the actual cost paid to the independent third party and not the cost paid in the subsequent conveyance). Further, in no event shall Cost include (a) projected costs and costs for materials or labor not yet delivered to, provided to or incorporated in such Unit or Lots or other property, (b) administrative costs incurred by the Borrower or any Guarantor or Affiliate of Borrower in connection with (i) the marketing and selling of Units and (ii) the administration, management and operation of the Borrower’s, Guarantors’ or Affiliate of Borrower’s business or (c) any mark-up or profit of any amount or kind paid to members of the Borrowing Group or Affiliates of the Borrowing Group in connection with the transfer of Lots or Units among members of the Borrowing Group or Affiliates of the Borrowing Group.

“Credit Extension” means (a) a Revolving Loan or (b) an L/C Credit Extension.

“Debtor Relief Law” means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions in effect from time to time.

“Default” means an Event of Default or an event which, with notice or lapse of time or both, would become an Event of Default.

“Default Rate” means 3% per annum plus the Interest Rate.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans within two (2) Business Days of the date such Revolving Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due (including in respect of any participation in Letters of Credit), (b) has notified Borrower, the Administrative Agent, or the Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to Borrower and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Draw Request” means a completed request, in form and substance satisfactory to Administrative Agent, from Borrower to Administrative Agent requesting a Revolving Loan, together with such other documents and information as Administrative Agent may require from time to time.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the administrative Agent has not received, by 5:00 p.m. (Arizona time) on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of: (1) a determination by the Administrative Agent, or a notification by the Borrower to the Administrative Agent that the Borrower has made a determination, that U.S. dollar-denominated syndicated credit facilities currently being executed, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and (2) the joint election by the Administrative Agent and the Borrower to replace LIBOR with a Benchmark Replacement and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date set forth on the first page of this Agreement.

“Eligible Assets” means (a) Unrestricted Cash; and (b) Real Estate Inventory located in any U.S. State that is not an Excluded State, in each case owned in fee simple absolute by Borrower or a Restricted Subsidiary that is a Guarantor and that is (i) not subject to any Liens or Encumbrances, or Negative Pledges, other than Permitted Exceptions, (ii) not subject to any title, survey or environmental or other defects that materially affect Borrower’s ability to develop such property, construct Units thereon and sell such Units to the public, and (iii) subject to the limitations in Article III, included in the most recent Borrowing Base Report submitted to Administrative Agent.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.5(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.5(b)(iii)).

“Entitled Land” means real property with respect to which all of the following are true: (a) the property has a zoning classification appropriate for the intended development of such property; (b) no discretionary approvals from any Governmental Authority remain with respect to such zoning classification; and (c) Borrower or the applicable Project Owner has prepared at least a tentative map/preliminary subdivision plat (as applicable) which has been approved by the applicable Governmental Authorities.

“Environmental Laws” means any federal, state or local law, whether by common law, statute, ordinance, or regulation, pertaining to health, industrial hygiene, environmental conditions, or the regulation or protection of the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), whether based in contract, tort, implied or express warranty, criminal or civil statute or common law, directly or indirectly relating to (a) any Environmental Laws, (b) the generation, use, transportation, storage or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interest in a trust or other equity ownership interest in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; (j) the engagement by Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; or (k) the imposition of a lien upon Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means as defined in Section 8.1.

“Evergreen Letter of Credit” has the meaning specified in Section 2.5(e).

“Excluded State” means any of the following: Alaska; Arkansas; Connecticut; Hawaii; Illinois; Indiana; Iowa; Kansas; Kentucky; Louisiana; Maine; Massachusetts; Michigan; Minnesota; Mississippi; Missouri; Montana; Nebraska; New Hampshire; New Mexico; North Dakota; Ohio; Oklahoma; Rhode Island; South Dakota; Vermont; West Virginia; Wisconsin; and Wyoming.

“Excluded Swap Obligation” means with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Installation located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Revolving Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Revolving Loan or Commitment (other than pursuant to an assignment requested by the Borrower under Section 2.12(b)) or (ii) such Lender changes its Lending Installation except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(g), and (d) any withholding Taxes imposed under FATCA.

“Extending Lender” has the meaning specified in Section 2.7(e).

“Extension Election Notice Date” has the meaning specified in Section 2.7(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning specified in Section 5.1(m).

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means the fee letter, dated the same date as this Agreement, between Borrower and the Administrative Agent, as amended, modified, restated and renewed from time to time.

“Finished Lot” means an individual Lot as designated on a subdivision plat or map (whether preliminary or final), with respect to which (a) the Lot Improvements are finished or substantially finished and (b) there are no other unsatisfied Requirements in effect to obtain building permits for the construction of Units on such Lot.

“FIRRMA” means the Foreign Investment Risk Review Modernization Act of 2018.

“First Payment Date” means November 5, 2021.

“Fiscal Quarter” means each quarterly period in each Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower ending on each December 31.

“Floor Rate” means a rate of interest equal to 3.75% per annum.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Person” has the meaning set forth in the DPA.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by the Issuing Bank, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles consistently applied.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means, individually and collectively, each Subsidiary of Borrower that has executed a Guaranty in favor of Administrative Agent and Lenders.

“Guaranty” means (a) the guaranty made by the Guarantors on the Effective Date in favor of Administrative Agent, Lenders and Issuing Bank, substantially in the form of Exhibit D and (b) each other guaranty, Guaranty Joinder, and guaranty supplement delivered pursuant to the Loan Documents.

“Guaranty Joinder” means a joinder agreement whereby a Subsidiary joins the obligations of the Guarantors under the Guaranty, in the form set forth in the Guaranty.

“Hazardous Substance” means all of the following:

(a) Any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law;

(b) Those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and

(c) Any substance, material, or waste that is petroleum, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, pesticide or herbicides.

“Highest Lawful Rate” means the maximum non-usurious interest rate, as in effect from time to time, which may be charged, contracted for, reserved, received, or collected by the Lender in connection with this Agreement and the other Loan Documents, it being the express intent of the parties hereto that such maximum non-usurious interest rate shall be determined, to the maximum extent permitted by law, by the internal laws of the State of Arizona applicable to interest rates agreed to and contracted for in writing.

“Impositions” means any and all of the following:

(a) Real property taxes and assessments (general and special) assessed against or imposed upon or in respect of any of the Real Estate Inventory or the Obligations;

(b) Personal property taxes assessed against or imposed upon or in respect of any of the Real Estate Inventory or the Obligations;

(c) Other taxes and assessments of any kind or nature that are assessed or imposed upon or in respect of the Real Estate Inventory or the Obligations or that may result in a Lien or Encumbrance upon any of the Real Estate Inventory (including non-governmental assessments, levies, maintenance and other charges whether resulting from covenants, conditions, and restrictions or otherwise, water and sewer rents and charges, assessments on any water stock, utility charges and assessments, and owner association dues, fees, and levies);

(d) Taxes or assessments on any of the Real Estate Inventory in lieu of or in addition to any of the foregoing; and

(e) Taxes on income, revenues, rents, issues, and profits, and franchise taxes.

“Incremental Commitment” has the meaning specified in Section 2.13(a).

“Incremental Commitment Effective Date” has the meaning specified in Section 2.13(c).

“Incremental Lender” has the meaning specified in Section 2.13(b).

“Indebtedness” means, as to any Person at a particular time, without duplication: (a) indebtedness or liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes or similar instruments; (c) obligations for the deferred purchase price of property or services (excluding trade obligations in the ordinary course of business); (d) obligations under Capitalized Leases; (e) accounts payable to the extent such obligations remain unpaid 90 days or later after the applicable due date; (f) all obligations of such Person arising under letters of credit; (g) obligations under acceptance facilities; (h) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any person or entity, or otherwise to assure a creditor against loss; (i) obligations secured by any Liens and Encumbrances whether or not the obligations have been assumed; (j) net obligations of such Person under any Swap Contract, and (k) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Index Rate” means the LIBOR Rate as in effect from time to time; provided, in no case will the Index Rate be less than 0.50% per annum.

“Index Rate Borrowing” means, as to any Borrowing, the Index Rate Loans comprising such Borrowing.

“Index Rate Loan” means a Loan that bears interest at a rate based on the “Index Rate.”

“Interest Election Request” means a request by Borrower to convert or continue a Borrowing in accordance with Section 2.4, which shall be in such form as Administrative Agent may approve.

“Interest Payment Date” means the First Payment Date and the fifth day of each Calendar Month thereafter.

“Interest Rate” means (i) with respect to Index Rate Loans, a rate of interest on the outstanding principal amount at a rate per annum equal to the Index Rate plus 3.25% per annum, and (ii) with respect to Base Rate Loans, a rate of interest on the outstanding principal amount at a rate per annum equal to the Base Rate plus 2.25% per annum; provided, however, in no case will the Interest Rate for any Loan be less than the Floor Rate.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.

“Involuntary Lien” means any Lien or Encumbrance (for clarity, to include mechanic’s and materialmen’s liens) securing the payment of money or the performance of any other obligation created involuntarily under any Law and any claim of any such Lien or Encumbrance.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (ISP 98) (or such later version thereof as may be in effect at the applicable time).

“Issuing Bank” means Western Alliance Bank, an Arizona corporation, in its capacity as issuer of Letters of Credit hereunder, and each other Lender (if any) appointed as the Issuing Bank pursuant to Section 2.5(k); provided that such Lender has agreed to be the Issuing Bank.

“Joinder Agreement” means a joinder or similar agreement in form satisfactory to Administrative Agent entered into by any Person (including any Lender) under Section 2.13 pursuant to which such Person shall provide an Incremental Commitment hereunder and (if such Person is not then a Lender) shall become a Lender party hereto.

“Joint Bookrunner” means, individually (a) Western Alliance Bank, and (b) BofA Securities, Inc.

“Joint Lead Arranger” means, individually (a) Western Alliance Bank, and (b) BofA Securities, Inc.

“Land Seller Documents” means, with respect to any Real Estate Inventory, development covenants, profit or price participation agreements and other similar rights of a land seller or master developer.

“Landsea Homes US” means Landsea Homes US Corporation, a Delaware corporation.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, guideline, order, injunction, writ, decree, or award of any Governmental Authority with jurisdiction.

“L/C Commitment Expiration Date” means the date that is one year before the Maturity Date (as the Maturity Date may be extended from time to time).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or renewal thereof or the extension of the expiry date thereof, or the reinstatement or increase of the amount thereof.

“L/C Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Documents” means, as to any Letter of Credit, each application therefor and any other document, agreement and instrument entered into by the Borrower or a Project Owner with or in favor of the Issuing Bank and relating to such Letter of Credit.

“L/C Fee” has the meaning specified in Section 2.14(c).

“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Obligations of any Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a

Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“L/C Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the total amount of the Commitments. The L/C Sublimit is part of, and not in addition to, the Revolving Facility.

“Lender Swap Contract” means any Swap Contract that is entered into by and between Borrower and any Person that is a Lender or any Affiliate of a Lender at the time it enters into any Swap Contract or that is a Lender or an Affiliate of Lender at any time after it has entered into a Swap Contract, in its capacity as a party thereto.

“Lenders” means the Persons listed on Schedule 1.1(A) and any other Person that has become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary, or affiliate of such Lender or the Administrative Agent listed on the signature pages hereto or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.9.

“Letter of Credit” means any standby letter of credit issued hereunder.

“LIBOR Rate” means the 1 month London Interbank Offered Rate (“LIBOR”) which is identified and published by ICE Benchmark Administration (“ICE”) for loans in United States dollars as obtained by Lender from Bloomberg Financial Service System (or, if no longer available, any similar or successor publication selected by Lender). The LIBOR Rate shall initially be determined on the date of this Agreement and shall thereafter be adjusted monthly on the first day of each calendar month to be the LIBOR determined by Administrative Agent to be in effect on such date (each, a “Determination Date”).

“Lien,” “Lien or Encumbrance” and “Liens and Encumbrances” mean, respectively, each and all of the following:

(a) Any lease or other right to use real property or personal property;

(b) Any assignment as security, conditional sale, grant in trust, lien, mortgage, pledge, security interest, title retention arrangement, other encumbrance, or other interest or right securing the payment of money or the performance of any other liability or obligation, whether voluntarily or involuntarily created (including Involuntary Liens) and whether arising by agreement, document, or instrument, under any law, ordinance, regulation, or rule (federal, state, or local), or otherwise; and

(c) Any option, right of first refusal, or other interest or right with respect to real property.

“Liquidity” has the meaning specified in Section 7.14(a).

“Loan” means the Revolving Loans made by Lenders to Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, each Note, each Guaranty, the L/C Documents, any agreement creating or perfecting rights in Cash Collateral, the Fee Letter, and any other agreements, assignments, documents or instruments now or hereafter evidencing, guarantying or securing the Obligations, any and all Revolving Loans and any and all L/C Obligations, as such documents may be amended, restated, supplemented or otherwise modified from time to time, but Loan Documents shall not include any Swap Contracts or agreements governing Bank Product Liabilities.

“Loan Party” means Borrower and each Guarantor.

“Lot” means, an individual lot designated as such on a subdivision plat or map (whether preliminary or final) for the applicable Subdivision and with respect to which a Unit has been constructed or is under construction. Unless the context otherwise requires the term “Lot” refers generally to an A&D Lot or Finished Lot and to a subdivided lot after the transfer of an A&D Lot or Finished Lot for Unit construction and the inclusion of the subdivided lot in Eligible Assets as a Unit.

“Lot Improvements” means, with respect to each Subdivision, the improvements which may exist or which are to be constructed (including curbs, grading, landscaping, sprinklers, storm and sanitary sewers, paving, sidewalks, and utilities) necessary to make the Lots and other Real Estate Inventory located in such Subdivision suitable for the construction of single family homes, and any common area improvements for the Subdivision which may exist or which are to be constructed, together with the associated fixtures and other tangible personal property located or used in or on land on which such improvements are constructed. For clarity, Lot Improvements do not include the Units constructed or to be constructed on Lots.

“Lot Term” means the period of time during which Lots may be included as Eligible Assets in the Borrowing Base pursuant to Section 3.2.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Change” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole; or (b) a material adverse effect on (i) the ability of any Loan Party to perform its Obligations under any Loan Document, (ii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, Administrative Agent or any Lender under any Loan Documents.

“Material Contract” means, with respect to any Person, any agreement or contract to which such Person or any of its Subsidiaries is a party, that is material to the Borrower and its Subsidiaries taken as a whole, the loss of which would be reasonably likely to result in a Material Adverse Change.

“Maturity Date” means October 6, 2024, as such date may be extended pursuant to Section 2.7.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by Administrative Agent and the Issuing Bank in their sole discretion.

“Model Unit” means a residential dwelling located in a Subdivision which is open to the general public for viewing purposes and which is not typically available for sale until substantially all units in such Subdivision are sold.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.

“Multiple Employer Plan” means a Plan with respect to which Borrower or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Negative Pledge” means a provision of any agreement (other than the Loan Documents) that prohibits the creation of any Lien on any assets of Borrower or the Guarantors to secure any Obligations.

“Net Income” means, for any Person, the net income (or loss) of the Person and its consolidated Subsidiaries for the subject period in accordance with GAAP; provided, however, that net income shall exclude (a) extraordinary gains and extraordinary losses for such period, and (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of such income is not permitted by operation of the terms of its organization documents or any agreement, instrument or law applicable to such subsidiary during such period.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.7(b).

“Non-Extension Notice Date” has the meaning specified in Section 2.5(c).

“Non-Recourse Indebtedness” means, for any member of the Borrowing Group, Indebtedness or other obligations of such member of the Borrowing Group secured by a Lien on property that is not included in the Borrowing Base to the extent that the liability for such Indebtedness or other obligations is limited to the security of such property (or to Persons other than a member of the Borrowing Group) without liability on the part of any member of the Borrowing Group (other than, in the case of Indebtedness or obligations of a Subsidiary, any Subsidiary that holds title to such property (if such property constitutes all or substantially all the property of such Subsidiary).

“Note” means each promissory note issued by Borrower pursuant to this Agreement to evidence the Revolving Loans.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower or any Loan Party arising under this Agreement, any Guaranty, or any other Loan Document, or otherwise with respect to any Revolving Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by Borrower under any Loan Document; (b) the obligation of Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of Borrower; and (c) all L/C Obligations of Borrower and all reimbursement and other obligations of Borrower and each other Loan Party in respect of Letters of Credit at any time arising.

“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Approved Subsidiaries” means Subsidiaries of Landsea Homes US that are either (a) listed on Exhibit J so long as (i) Landsea Homes US’s percentage ownership of the Equity Interests in such Subsidiaries is not reduced after the Effective Date, and (ii) such Subsidiaries do not acquire Real Estate Inventory that is not currently owned by such Persons on the Effective Date; or (b) otherwise approved by Administrative Agent.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12(b)).

“Outstanding Credit Exposure” means at any time the aggregate outstanding principal amount of Revolving Loans and L/C Obligations outstanding at such time.

“Participant” has the meaning specified in Section 10.5(d).

“Participant Register” has the meaning specified in Section 10.5(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Exceptions” means:

(a) Involuntary Liens for Impositions that are not delinquent;

(b) Involuntary Liens (other than for Impositions) with respect to which Borrower satisfies each of the following requirements: (i) Borrower diligently contests the validity of such Involuntary Lien in good faith by appropriate legal proceedings and after setting aside adequate reserves to pay such amounts, (ii) Borrower gives written notice to Administrative Agent of

Borrower’s intent to contest or object to the same, (iii) Borrower demonstrates to Administrative Agent’s satisfaction that the procedures will conclusively operate to prevent the sale of any part of the Real Estate Inventory in order to satisfy the Involuntary Lien prior to the final determination of such proceedings, (iv) the aggregate amount of such Involuntary Liens with respect to Borrower and the Guarantors as a whole does not exceed the greater of (x) $15,000,000 and (y) 2.83% of Tangible Net Worth as of the last day of any Fiscal Quarter of Borrower (unless otherwise approved by Administrative Agent), and (v) Borrower takes any and all other actions (including obtaining bonds or other security) as Administrative Agent may deem necessary or appropriate in order to prevent the sale of any Real Estate Inventory to satisfy the Involuntary Lien and prevent any impairment of any such Real Estate Inventory; provided that if any Involuntary Lien described in this clause (b) (x) is in an amount greater than $50,000, and (y) has attached to any Eligible Assets for a time period longer than 6 months, then Borrower will immediately remove the affected Real Estate Inventory from the Borrowing Base for so long as such Involuntary Liens continue to affect such Real Estate Inventory;

(c) Utility easements, rights of way, zoning restrictions, covenants, conditions, restrictions, reservations, condominium declarations, plat maps and replats (provided that such plats and replats are consistent with the overall development plans for the applicable Subdivision) and such other burdens, encumbrances or charges, or other minor irregularities of title, as are of a nature generally existing with respect to properties of a similar character and which do not in any material way interfere with the use thereof or the sale thereof in the ordinary course of business of Borrower or the applicable Project Owner or materially detract from the value of the applicable Real Estate Inventory; and

(d) Land Seller Documents excluding Completion Deeds of Trust; and

(e) Completion Deeds of Trust, provided, that the amounts secured by Completion Deeds of Trust in the aggregate shall not exceed $50,000,000;

provided, in no case will Permitted Exceptions include Liens or Encumbrances securing any Indebtedness, Guarantee, or indemnity obligations of any Person except as described in clause (e) above.

“Permitted Investments” means:

(a) Cash Equivalent Investments;

(b) Investments in Real Estate Inventory owned by Restricted Subsidiaries and the construction of Units thereon;

(c) Investments by Borrower in any Restricted Subsidiaries that are Guarantors or will upon the making of such Investment become a Guarantor;

(d) advances to officers, directors and employees of Borrower or any of its Subsidiaries in an aggregate amount not to exceed $6,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(e) Investments of the Borrower or any of its Subsidiaries in any other Person that is, or will upon the making of such Investment become, a Subsidiary that is not a Restricted Subsidiary, together with all Investments pursuant to clause (g) below, at any time outstanding, not to exceed 15% of Tangible Net Worth as of the last day of any Fiscal Quarter of the Borrower;

(f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of grade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g) Investments in any Person that is as of the Effective Date, an Unconsolidated Affiliate, together with all Investments pursuant to clause (e) above, at any time outstanding, not to exceed 15% of Tangible Net Worth as of the last day of any Fiscal Quarter of the Borrower; and

(h) acquisitions of real property in the ordinary course of business.

“Permitted Investors” means Landsea Green Properties Co., Ltd. and Landsea Holdings Corporation, a Delaware corporation.

“Person” means a natural person, a partnership, a joint venture, an unincorporated association, a limited liability company, a corporation, a trust, any other legal entity, or any Governmental Authority.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Borrower or any Subsidiary, or any such plan to which Borrower or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which Borrower has any liability.

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Presold Unit” means a Unit that is subject to a Purchase Contract.

“Prime Rate” means the rate of interest most recently publicly announced in the Western Edition of The Wall Street Journal as the “prime rate”. Any change in the “prime rate” shall become effective as of the same date of any such change

“Product Line” means a group of Units which, in the ordinary course of Borrower’s or the applicable Project Owner’s business are marketed together under a common plan or plans based upon the type of Unit constructed and the price of such Units.

“Project Owner” means each Subsidiary of Borrower that is the owner of Real Estate Inventory and is a Guarantor.

“Protective Advance” means amounts advanced by Administrative Agent or Lenders to pay the following amounts:

(a) All amounts that are necessary to protect the validity, priority and enforceability of the Liens and Encumbrances in favor of Administrative Agent for the benefit of Lenders arising pursuant to the Loan Documents;

(b) All amounts that are necessary to protect the Project Owners interest in the Real Estate Inventory (such amounts to include payment of taxes, assessments and other Liens and Encumbrances affecting the Real Estate Inventory); and

(c) All insurance premiums that are necessary to insure the Real Estate Inventory against loss, damage or destruction pursuant to the requirements of the Loan Documents.

“Public Lender” has the meaning specified in Section 10.14.

“Purchase Contract” means a bona fide written agreement between Borrower or the applicable Project Owner and a purchaser who is not an Affiliate of Borrower or the applicable Project Owner entered into in the ordinary course of Borrower’s or the applicable Project Owner’s business and pursuant to which such purchaser has agreed to purchase Real Estate Inventory, and, in the case of a Unit, which agreement (a) shall be accompanied by a cash earnest money deposit or down payment of at least $5,000, (b) shall be with a purchaser who is using cash to purchase the Unit or has been prequalified for a purchase money loan by Borrower or a mortgage broker, mortgage banker or other residential lending institution, and (c) shall not be subject to contingencies (other than customary contingencies applicable to a closing such as delivery of transfer documents).

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under Sec. 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate Inventory” means the A&D Lots, Finished Lots, Units and other Entitled Land owned, in fee simple absolute, by Borrower or a Subsidiary of Borrower.

“Recipient” means (a) the Administrative Agent, (b) the Issuing Bank, or (c) any Lender, as applicable.

“Register” has the meaning specified in Section 10.5(c).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Party” means with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.6(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Tangible Net Worth” means the sum of (i) an amount equal to 65% of Borrower’s Tangible Net Worth as of December 31, 2020 plus (ii) the cumulative amount of 50% of Borrower’s Net Income for each Fiscal Year ending after December 31, 2020; provided, if in any Fiscal Year, Borrower’s Net Income is less than $0, the Net Income amount for such Fiscal Year will be excluded from the Required Tangible Net Worth.

“Required Consent Trigger Date” means the date upon which Western Alliance Bank and its Affiliates hold 50% or less of the Total Credit Exposures of all Lenders.

“Requirements” means, as of any date of determination, with respect to any Real Estate Inventory (a) any and all material obligations, requirements, restrictions and other terms and conditions then in effect by which Borrower, any Loan Party or any or all of the Real Estate Inventory is bound or which are otherwise applicable to any or all of the Real Estate Inventory, construction of any Lot Improvements or Units, or occupancy, operation, ownership, or use of Lots or Units, (b) other terms and conditions, restrictions, and requirements then imposed by any law, ordinance, regulation, or rule (federal, state, or local), (c) any then applicable Approvals and Permits, (d) restrictions set forth in or required by any Permitted Exceptions, (e) any condition, covenant, restriction, easement, right-of-way, or reservation applicable to such Real Estate Inventory, (f) any material requirements under insurance policies, (g) any other material restrictions contained in any agreement, document, or instrument to which Borrower is a party or by which Borrower, any Project Owner, any other Loan Party, or any of the Real Estate Inventory or the business or operations of Borrower or any other Loan Party is bound, or (h) any judgment, order, or decree of any arbitrator, other private adjudicator, or Governmental Authority to which Borrower or any other Loan Party is a party or by which Borrower, any other Loan Party or any of the Real Estate Inventory is bound.

“Resignation Effective Date” has the meaning specified in Section 9.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) the chief executive officer, president, executive vice president, senior vice president, or chief financial officer of the applicable Loan Party, (b) solely for purposes of the delivery of incumbency certificates and certified Organizational Documents and resolutions pursuant to Section 4.1, any senior vice president, vice president, secretary or assistant secretary of the applicable Loan Party and (c) solely for purposes of Draw Requests, requests for L/C Credit Extensions, prepayment notices and notices for Commitment terminations or reductions given pursuant to Article 2, any other officer or employee of the applicable Loan Party so designated from time to time by one of the officers described in clause (a) in a notice to the Administrative Agent (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to the Administrative Agent). Any document delivered hereunder that is signed by a Responsible Officer of the applicable Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of the Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiaries” means Subsidiaries that are both (a)(i) Wholly-Owned by Landsea Homes US, or (ii) Other Approved Subsidiaries, and (b) engaged, in all material respects, in lines of business substantially similar to those lines of business conducted by the Borrowing Group on the date hereof or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

“Revolving Facility” means the Commitment and all Credit Extensions thereunder.

“Revolving Loans” means each advance of the Loan to Borrower by the Lenders under this Agreement.

“S&P” means Standard & Poor’s Ratings Services, Inc.

“Sale Leaseback Transaction” means any sale or other transfer of Model Units by a Project Owner with the intent to lease such Model Units as lessee.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spec Unit” means a Unit constructed for the purpose of addition to Borrower’s or a Project Owner’s inventory of Units and which is not subject to a Purchase Contract and is not a Model Unit.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.21).

“Subdivision” means a group of Lots owned by a Project Owner that are intended to be marketed and sold together regardless of whether Units in such group of Lots are to be constructed at the same time or in phases. If required by Administrative Agent, Subdivisions located in the same area and similar in product and market segment shall be treated as a single Subdivision.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section la(47) of the Commodity Exchange Act.

“Swap Termination Value” means, as to any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Tangible Net Worth” means the sum of (a) Borrower’s consolidated total assets; minus (b) intangible assets (goodwill, patents, trademarks, trade names, organizational expense, treasury stock, monies due from affiliates, officers, directors or shareholders of Borrower and other intangibles); minus (c) the aggregate principal amount of all Indebtedness of Borrower and its Subsidiaries, in the amount that would be reflected on a balance sheet prepared at such date, determined on a consolidated basis in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Cash Amount” means the greater of (a) $20,000,000; or (b) 1.78% of the Borrower’s Consolidated Total Assets as of the end of the most recent Fiscal Quarter of Borrower (based on the most recent financial statements delivered to the Lenders pursuant to Section 6.3(a) or (b)).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Outstanding Credit Exposure of such Lender at such time.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Index Rate or the Base Rate.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unconsolidated Affiliates” means an Affiliate of Borrower whose financial statements are not required to be consolidated with the financial statements of Borrower in accordance with GAAP.

“Undrawn Availability” means as of each date of determination, (a) the Available Loan Commitment minus (b) the Outstanding Credit Exposure at such time.

“Unit” means a residential dwelling constructed or to be constructed on a Lot, together with the underlying Lot.

“Unit Budget” means, collectively, the budgets setting forth the construction costs with respect to each Unit.

“Unit Construction Threshold” means, with respect to a Unit, not less than 5% of the cost to construct such Unit as provided in the applicable Unit Budget has been incurred by the Loan Parties (excluding the cost of Lot Improvements associated with such Unit).

“Unit Eligibility Date” means, with respect to each Unit, the date on which that Unit is first included in Eligible Assets as a Unit pursuant to this Agreement, as reflected on the Borrowing Base Report, and regardless of whether (a) periods exist during which such Unit is not included as Eligible Assets or (b) such Unit is subsequently reclassified pursuant to Article 3.

“Unit Plans and Specifications” means plans and specifications for construction of a particular type of Unit that have been prepared by an architect, together with any amendments or modifications to those plans and specifications.

“Unit Term” means the period of time which Units may be included as Eligible Assets in the Borrowing Base pursuant to Section 3.3.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means cash and cash equivalents of the Loan Parties that are (x) not subject to a Lien (excluding statutory liens in favor of a depository bank where such cash is deposited) or a Negative Pledge or (y) otherwise not restricted as determined in accordance with GAAP.

“Unused Fee” has the meaning specified in Section 2.14(e).

“Unused Fee Rate” means the percentages per annum set forth below.

Pricing Level	Unused Commitments (as a percentage of total Commitment of a Lender)	Unused Fee Rate
I	≤ 50.0%	0.25%
II	> 50.0%	0.15%

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.11(g).

“Western Alliance Bank” means Western Alliance Bank, an Arizona corporation.

“Wholly-Owned” means, as to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which are owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Withholding Agent” means Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 No Presumption Against Any Party. Neither this Agreement nor any other Loan Document nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto or thereto, whether under any rule of construction or otherwise. On the contrary, this Agreement and the other Loan Documents have been reviewed by each of the parties and their counsel and, in the case of any ambiguity or uncertainty, shall be construed and interpreted, according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

1.3 Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “through and including.” Periods of days referred to in this Agreement shall be counted in calendar days unless otherwise stated.

1.4 Accounting Terms; Changes in GAAP.

(a) Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to the Administrative Agent pursuant to this Agreement and the other Loan Documents shall be prepared in accordance with GAAP as in effect at the time of such preparation. . Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of financial covenants, shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value.”

(b) Changes in GAAP. If Borrower notifies the Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.5 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws, if and to the extent the laws of any such other jurisdiction are applicable), if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and shall be subject to all terms and provisions of the Loan Documents restricting, limiting or otherwise governing transfers of assets and other property and delegation of duties or other obligations.

1.6 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit that may under any circumstances be available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any L/C Document related thereto, provides for one or more automatic increases in the available amount thereof (without in any way obligating the Issuing Bank to approve or issue any such Letter of Credit), the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

1.7 Benchmark Replacement Provisions. If Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following has occurred: (i) LIBOR ceases to exist or is no longer available; or (ii) a public announcement is made by the regulatory supervisor for the administrator of LIBOR that LIBOR is no longer representative; or (c) the Early Opt-in Effective Date has occurred (the occurrence of such event shall be referred to as the “Benchmark Replacement Date”) (provided, if the Benchmark Replacement Date has not occurred by June 30, 2023, then the Benchmark Replacement Date will be deemed to occur on June 30, 2023), then commencing on the next Determination Date as provided in the definition of “LIBOR Rate”, the Index Rate hereunder shall be replaced with the first alternative set forth in the order that follows that can be determined by Administrative Agent as of the Benchmark

Replacement Date (as applicable, the “Benchmark Replacement”): (a) the Ameribor Rate; and (b) such alternate base rate and spread as Administrative Agent and all Lenders determine in their reasonable discretion (in consultation with Borrower) to be most comparable to the then-current interest rate. “Ameribor Rate” means the 30 day American Interbank Offered Rate Term-30 index (“Ameribor”) which is published for loans in United States Dollars by the American Financial Exchange and is obtained by Administrative Agent from Bloomberg Financial Services System with the code AMBOR30T (or, if no longer available, any similar or successor publication selected by Administrative Agent). The Index Rate based on the Benchmark Replacement shall initially be determined on the first Determination Date following the Benchmark Replacement Date and shall thereafter be adjusted on each subsequent Determination Date to be the applicable Benchmark Replacement determined by Administrative Agent to be in effect on such date. If the Benchmark Replacement as determined pursuant to this section would be less than 50 basis points, the Benchmark Replacement will be deemed to equal 50 basis points for the purposes of this Agreement and the other Loan Documents. In connection with the implementation of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower or Lenders.

ARTICLE II.

COMMITMENTS AND CREDIT EXTENSIONS

2.1 Commitments.

(a) Loans. Subject to the terms and conditions of this Agreement and from time to time prior to the Maturity Date, each Lender, severally and not jointly, agrees to make Revolving Loans to Borrower in an aggregate principal amount that will not result in (a) such Lender’s Outstanding Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the Outstanding Credit Exposures for all the Lenders exceeding the Available Loan Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) Revolving Nature of Loan. The Commitments of Lenders to make Revolving Loans shall constitute a revolving line of credit and Revolving Loans repaid may be reborrowed on a revolving basis through the Maturity Date. Although the outstanding principal of the Obligations may be zero from time to time, the Loan Documents will remain in full force and effect until all obligations of each Lender to make Revolving Loans and all other Commitments of Lenders expire and all Obligations are paid and performed in full.

(c) Ratable Loans. Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.

2.2 Prepayment of Loans.

(a) Right to Prepay. Borrower shall have the right at any time and from time to time to prepay any outstanding principal in whole or in part, subject to prior notice in accordance with Section 2.2(b).

(b) Method of Prepayment. Prepayments (other than mandatory prepayments) shall be in a minimum aggregate amount of $100,000 or any integral multiple of $100,000 in excess thereof and Borrower shall give notice to the Administrative Agent of a prepayment not later than 11:00 a.m. (Phoenix, Arizona time) one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount to be prepaid. Prepayments shall be accompanied by accrued interest on the amount prepaid.

2.3 Interest.

(a) Interest Rate. Subject to the provisions of clause (b) below, each Revolving Loan shall bear interest at the applicable Interest Rate.

(b) Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Revolving Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at the Default Rate. In addition, from and after an Event of Default, all Obligations shall bear interest at the Default Rate.

(c) Late Fee. If any payment of interest and/or principal is not received by Administrative Agent when such payment is due, then in addition to the remedies conferred upon the Administrative Agent and the Lenders pursuant to this Agreement and the other Loan Documents, (i) a late charge of 5% of the amount due and unpaid or $10.00, whichever is greater (the “Late Fee”), will be added to the delinquent amount for any payment past due in excess of ten (10) days, regardless of any notice and cure periods, and (ii) the amount due and unpaid (including the unpaid Late Fee) shall bear interest at the Default Rate, computed from the date on which the amount was due and payable until paid. Notwithstanding the foregoing the Late Fee will not apply to a balloon payment of principal due upon the maturity of the Loan. Borrower acknowledges and agrees that (A) the Late Fee is not a penalty; (B) is intended to compensate Administrative Agent and Lenders for the internal administrative costs and expenses of monitoring, handling and processing late payments (including, for example, staff costs arising from internal and regulatory reporting of delinquencies, additional underwriting analysis, in-house legal review, and credit committee reviews) over and above the economic costs associated with the loss of use of money and out of pocket costs otherwise subject to reimbursement pursuant to this Agreement and the other Loan Documents; (C) the amount of the Late Fee is a reasonable forecast of just compensation for the harm caused by the failure to timely make the applicable payment; and (D) the actual damage is incapable or very difficult of accurate estimation.

(d) Interest Payments. Accrued interest on the Revolving Loans shall be payable in arrears, and Borrower shall pay Administrative Agent all accrued, unpaid interest on the Loan on each Interest Payment Date and on the Maturity Date; provided that (i) interest accrued pursuant to Section 2.3(b) shall be payable on demand and (ii) in the event of any repayment or prepayment or other termination of the credit facility provided pursuant to this Agreement, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment, prepayment or termination.

(e) Computation of Interest. Interest on the Obligations shall be computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under the Loan is computed using this method. This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Agreement. By executing below, Borrower hereby acknowledges and agrees to the calculation of interest in accordance with a year of 360 days and acknowledges that calculation of interest in accordance with this paragraph will increase the Loan’s effective interest rate above the stated Interest Rate and Default Rate, as applicable.

(f) Advances for Interest and Fees. Borrower and Lenders hereby authorize Administrative Agent and Lenders to make Revolving Loans to pay interest accrued on the Loan, notwithstanding that Borrower may not have requested a disbursement of such amount. Administrative Agent or any Lender may make such Revolving Loans notwithstanding that Borrower may be in default under the terms of this Agreement or any other Loan Document. Nothing in this provision shall prevent Borrower from paying interest and fees from its own funds, or otherwise excuse Borrower’s obligation to pay such interest and fees. Nothing contained herein shall be deemed to obligate Administrative Agent or any Lender to make such disbursements to pay interest. The authorization hereby granted shall be irrevocable and at Administrative Agent’s discretion, and no further direction or authorization from Borrower shall be necessary for Administrative Agent to make such disbursements on behalf of the Lenders.

2.4 Revolving Loans.

(a) Method for Revolving Loans. Subject to satisfaction of the applicable conditions precedent in this Agreement, Revolving Loans funded by the Lenders will be made available to Borrower by the Administrative Agent on behalf of the Lenders at the request of a Responsible Officer of Borrower, which request must be made at least five (5) Business Days before the date the requested Revolving Loan is to be made. Borrowings will be made not more often than once per week. Each Draw Request pursuant to this Section shall specify the following information: (i) the aggregate amount of the requested Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) whether such Borrowing is to be a Base Rate Borrowing or an Index Rate Borrowing; and (iv) the location and number of the Borrower’s account to which funds are to be disbursed. Promptly following receipt of a Draw Request, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loans to be made as part of the requested advance. Borrower hereby authorizes the Lenders and the Administrative Agent to make Revolving Loans and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of Borrower, it being understood that the foregoing authorization is specifically intended to allow Draw Requests to be given telephonically. Borrower agrees to deliver promptly to the Administrative Agent a written confirmation (including a written Draw Request), if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by a Responsible Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. The Administrative Agent has no duty to monitor for Borrower or to report to Borrower the use of proceeds of Revolving Loans. Except as provided above, each request for a Revolving Loan submitted by Borrower to the Administrative Agent shall be accompanied by a Draw Request. Each Revolving Loan shall be in the minimum amount of $100,000 and in increments of $100,000 in excess thereof.

(b) Use of Proceeds. The proceeds of Revolving Loans shall be used for general corporate purposes (including the repayment of existing Indebtedness of the Borrower and its Subsidiaries on the Effective Date, working capital, capital expenditures, acquisitions, construction, horizontal and vertical development and redevelopment) and other lawful corporate purposes not in contravention of any Law or of any Loan Document.

(c) Funding by Lenders. Each Lender shall make its Applicable Percentage of each Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s office not later than 12:00 noon (Phoenix, Arizona time) on the proposed date thereof. The Administrative Agent will make all such funds so received available to Borrower in like funds, either by wire transfer of such funds in accordance with the instructions provided in the applicable Draw Request or by deposit to an account of Borrower at Administrative Agent; provided that Revolving Loans made to finance the reimbursement of an L/C Disbursement as provided in Section 2.5(g) shall be remitted by the Administrative Agent to the Issuing Bank.

(d) Prepayments. If for any reason the Outstanding Credit Exposure at any time exceeds the Available Loan Commitment then in effect, Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.4(d) unless such excess continues after the prepayment in full of the Loans.

(e) Non-Receipt of Funds by the Administrative Agent. Unless Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Revolving Loan or (ii) in the case of Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (A) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Revolving Loan or (B) in the case of payment by Borrower, the interest rate applicable to the relevant Revolving Loan (including the Default Rate, if applicable).

(f) Elections by Borrower for Borrowings. The Loans comprising each Borrowing initially shall be of the Type specified in the applicable Draw Request. Thereafter, the Borrower may elect to convert a Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(g) Notice of Elections. Each such election of the Type of Borrowing pursuant to this Section shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice shall be in the form of a written Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower, or may be given by telephone to the Administrative Agent (if promptly confirmed in writing by delivery of such a written Interest Election Request consistent with such telephonic notice) and must be received by the Administrative Agent not later than the time that a Draw Request would be required under Section 2.4 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Interest Election Requests to change the Type of a Borrowing may not be submitted more frequently than once per month and will take effect on the first day of the month following submission of such Interest Election Request.

(h) Content of Interest Election Requests. Each Interest Election Request pursuant to this Section shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or Index Rate Borrowing.

(i) Notice by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and such Lender’s portion of each resulting Borrowing.

(j) Failure to Elect; Events of Default. If no election as to the Type of a Borrowing is specified in the applicable Draw Request, then the requested Borrowing shall be a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Index Rate Borrowing and (ii) unless repaid, each Index Rate Borrowing shall automatically be converted to a Base Rate Borrowing.

(k) Notice by Administrative Agent to Lenders. Promptly following receipt of a Borrowing Request, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.5 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, in addition to the Revolving Loans, Borrower may request the Issuing Bank, in reliance on the agreements of the Lenders set forth in this Section 2.5, to issue, at any time and from time to time prior to the L/C Commitment Expiration Date, Letters of Credit denominated in Dollars for Borrower’s own account or the account of any Project Owner in such form as is acceptable to the Administrative Agent and such Issuing Bank in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Commitment.

(b) Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiry date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Bank) to the Issuing Bank and to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, extension, reinstatement or renewal) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.5(d)), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the Issuing Bank, Borrower also shall submit a letter of credit application and reimbursement agreement on Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Evergreen Credits. If the Borrower so requests in any notice requesting the issuance of a Letter of Credit (or the amendment, extension, reinstatement or renewal of an outstanding Letter of Credit), the Issuing Bank may, in its sole and absolute discretion (and with no obligation to do so), agree to issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”); provided that, if and to the extent that the Issuing Bank agrees to issue an Evergreen Letter of Credit, then in addition to all other requirements for the issuance of Letters of Credit, (i) the Borrower shall pay such additional Letter of Credit fees with respect thereto (and at such times and for such periods) as the Issuing Bank may require each in its sole and absolute discretion and (ii) in addition to other requirements of the Issuing Bank, any such Evergreen Letter of Credit shall permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension

Notice Date”) in each such twelve (12) month period to be agreed upon by Borrower and the Issuing Bank at the time such Letter of Credit is issued (which date will, at a minimum, allow the Issuing Bank to cause such Evergreen Letter of Credit to expire at least 30 days before the Maturity Date). Unless otherwise directed by the Issuing Bank, Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiration date not later than the L/C Commitment Expiration Date; provided, that the Issuing Bank shall not (i) permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiry date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is fifteen (15) days before the Non-Extension Notice Date from the Administrative Agent that the Required Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is fifteen (15) days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.2 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(d) Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate amount of the outstanding Letters of Credit shall not exceed the L/C Sublimit, (ii) the aggregate L/C Obligations shall not exceed the L/C Sublimit, (iii) the Outstanding Credit Exposure of any Lender shall not exceed its Commitment and (iv) the Outstanding Credit Exposure of all Lenders shall not exceed the Available Loan Commitment. In addition, the Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i) Any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Law applicable to the Issuing Bank shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the date hereof and that the Issuing Bank in good faith deems material to it.

(ii) The issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally.

(iii) Except as otherwise agreed by the Administrative Agent and the Issuing Bank, each in its sole discretion, such Letter of Credit is in an initial amount less than $500,000.

(iv) The Letter of Credit is not a standby letter of credit issued in connection with an approved project to secure obligations of Borrower or the applicable Project Owner that are directly related to the Approved Lines of Business.

(v) Any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either such Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

An Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(e) Expiry Date. Each Letter of Credit shall have a stated expiry date no later than the earlier of (i) the date twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, twelve months after the then-current expiration date of such Letter of Credit) and (ii) the date that is thirty (30) days prior to the Maturity Date.

(f) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the Issuing Bank, such Lender’s Applicable Percentage of each L/C Disbursement made by the Issuing Bank promptly upon the request of the Issuing Bank at any time from the time of such L/C Disbursement until such L/C Disbursement is reimbursed by Borrower or at any time after any reimbursement payment is required to be refunded to Borrower for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.4(c) with respect to Loans made by such Lender (and Section 2.4(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.5(g), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any L/C Disbursement shall not constitute a Revolving Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Commitment is amended pursuant to the operation of Section 2.13, as a result of an assignment in accordance with Section 10.5 or otherwise pursuant to this Agreement.

(g) Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, Borrower shall reimburse the Issuing Bank in respect of such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than noon (Phoenix, Arizona time) on the Business Day immediately following the day that the Borrower receives notice from Administrative Agent or Issuing Bank; provided that, if Borrower has otherwise satisfied all of the conditions and requirements for a Revolving Loan and is entitled to immediate funding of the Revolving Loan as of the date such reimbursement is due, Borrower may request in accordance with this Agreement that such payment be financed with a Revolving Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.

(h) Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in Section 2.5(g) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement, any other Loan Document, or any Letter of Credit, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

None of the Administrative Agent, the Lenders, the Issuing Bank, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination, and that:

(i) the Issuing Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a replacement marked as such or waive a requirement for its presentation;

(ii) the Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii) the Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv) this paragraph shall establish the standard of care to be exercised by the Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of the Administrative Agent, the Lenders, the Issuing Bank, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) the Issuing Bank declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) the Issuing Bank retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such Issuing Bank.

Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued by it, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the Issuing Bank shall not be responsible to the Borrower for, and the Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Laws or any order of a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 9 of this Agreement with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and L/C Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 of this Agreement included the Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Bank.

(i) Disbursement Procedures. The Issuing Bank shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such L/C Disbursement.

(j) Interim Interest. If the Issuing Bank for any Letter of Credit shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Revolving Loans; provided that if the Borrower fails to reimburse such L/C Disbursement when due pursuant to Section 2.5(g), then the Default Rate shall apply. Interest accrued pursuant to this paragraph shall be for account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.5(g) to reimburse such Issuing Bank shall be for account of such Lender to the extent of such payment.

(k) Replacement of an Issuing Bank. The Issuing Bank may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid L/C Fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.14(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor or any previous Issuing Bank. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

The Issuing Bank may resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, renew or increase any existing Letter of Credit.

(l) Cash Collateralization. If any Event of Default shall occur and be continuing or if a deposit of cash collateral is otherwise required pursuant to this Section 2.5 or any other provision of the Loan Documents, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with L/C Obligations representing at least 50% of the total L/C Obligations) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 105% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Sections 8.1(f) and (g). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement, and Borrower grants to Administrative Agent a security interest in such Collateral Account and all Cash Collateral therein. In addition, and without limiting the foregoing or Section 2.5(d), if any L/C Obligations remain outstanding (i) on the date Lenders’ Commitments are cancelled or (ii) after the date that is 30 days before the Maturity Date (without in any way obligating the Issuing Bank or any Lender to permit any Letter of Credit to remain outstanding after the date that is 30 days before the Maturity Date), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 105% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing greater an 50% of the total L/C Obligations), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder solely as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived unless such cash collateral is otherwise required pursuant to this Agreement.

(m) Letters of Credit Issued for Account of Project Owners or Other Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Project Owner or other Subsidiary, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Project Owners and Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Project Owners and Subsidiaries.

2.6 Maturity of the Obligations. On the Maturity Date or, if sooner, upon acceleration of the Maturity Date after an Event of Default, all Obligations, together with all principal, interest, and other charges outstanding pursuant to the Loan Documents shall be immediately due and payable.

2.7 Extension of Maturity Date.

(a) Requests for Extension. Borrower may, by written notice to Administrative Agent (who shall promptly notify the Lenders) not earlier than 90 days and not later than 30 days prior to each annual anniversary of the Effective Date (each such annual anniversary, an “Extension Effective Date”), request that the then-existing Maturity Date be extended for an additional one year; provided, however, that any such request may be made only once during each such 60-day period.

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to Administrative Agent given not later than the date (the “Extension Election Notice Date”) that is 20 days prior to the annual anniversary of the Effective Date, advise Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall promptly notify Administrative Agent of such determination (but in any event no later than the Extension Election Notice Date) and any Lender that does not so advise Administrative Agent on or before the Extension Election Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c) Notification by Administrative Agent. Administrative Agent shall notify Borrower of each Lender’s determination under this Section no later than the date 15 days prior to the annual anniversary of the Effective Date (or, if such date is not a Business Day, on the next Business Day).

(d) Additional Lenders. Borrower shall have the right to cause each Non-Extending Lender to assign its Commitment to one or more Eligible Assignees (each, an “Additional Lender”) as provided in Section 10.5; provided that each of such Additional Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Lender shall, effective as of the Extension Effective Date, provide a Commitment (and, if any such Additional Lender is already a Lender, its additional Commitment shall be in addition to such Lender’s existing Commitment hereunder on such date). No existing Lender is required to be an Additional Lender.

(e) Minimum Extension Requirement. If (and only if) (i) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Lenders shall be more than 66 2/3% of the aggregate amount of the Commitments in effect immediately prior to the Extension Effective Date, and (ii) Borrower complies with Section 2.7(f), then, effective as of the Extension Effective Date, the Maturity Date with respect to all Lenders shall be extended to the date falling one year after the Maturity Date in effect immediately prior to the Extension Effective Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the immediately preceding Business Day) and each Additional Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. As conditions precedent to each such extension:

(i) Borrower shall deliver to Administrative Agent a certificate of each Loan Party as of the Extension Effective Date (in sufficient copies for each Lender and each Additional Commitment Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (B) in the case of Borrower, certifying that, before and after giving effect to such extension, (1) the representations and warranties contained in the Loan Documents are true and correct on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (2) no Default or Event of Default exists or would result therefrom.

(ii) On the Extension Effective Date, Borrower shall pay to Administrative Agent a fee, for the pro rata account of each Lender an amount provided in the Fee Letter, which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(iii) (A) Upon the reasonable request of any Lender, including any Additional Lender, made at least 15 days prior to the Extension Effective Date, Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least 10 days prior to the Extension Effective Date and (B) at least 10 days prior to the Extension Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

(iv) On the date of the notice described in Section 2.7(a) and the date of such extension and after giving effect thereto, (A) the representations and warranties contained in the Loan Documents are true and correct on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default or Event of Default exists or would result therefrom.

(g) Amendment. In connection with any extension of the Maturity Date, Borrower, Guarantors and Administrative Agent will execute such amendments to this Agreement as Administrative Agent determines to be reasonably necessary to evidence the extension. This Section 2.7 shall supersede any provisions in Section 10.2 to the contrary.

2.8 Noteless Agreement; Evidence of Indebtedness.

(a) Lender Accounts. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Revolving Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Administrative Agent Accounts. The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Revolving Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from Borrower and each Lender’s share thereof.

(c) Evidence. The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Obligations in accordance with their terms.

(d) Promissory Notes. Any Lender may request that its Commitment be evidenced by a promissory note, substantially in the form of Exhibit E. In such event, Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender. Thereafter, the Commitment evidenced by each such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 10.5) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Commitment once again be evidenced as described in paragraphs (a) and (b) above.

(e) Maximum Interest Rate.

(i) Highest Lawful Rate. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not be obligated to pay, and the Lenders shall not be entitled to charge, collect, receive, reserve, or take, interest (it being understood that “interest” shall be calculated as the aggregate of all charges which constitute interest under applicable Law that are contracted for, charged, reserved, received, or paid) in excess of the Highest Lawful Rate. During any period of time in which the interest rates specified herein exceed the Highest Lawful Rate, interest shall accrue and be payable at such maximum rate; provided that, if the interest rates decline below the Highest Lawful Rate, interest shall continue to accrue and be payable at the Highest Lawful Rate (so long as there remains any unpaid principal with respect to the Revolving Loans) until the interest that has been paid equals the amount of interest that would have been paid if interest had at all times accrued and been payable at the applicable interest rates specified in this Agreement.

(ii) Application to Principal. If, for any reason, the Lenders receive anything of value as interest or anything deemed interest by applicable Law under this Agreement or any of the other Loan Documents or otherwise that results in the Lenders receiving interest in an amount in excess of the Highest Lawful Rate, the amount of such excess shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest. If the amount of such excess exceeds the unpaid principal balance of the Loan such amount shall be refunded to Borrower.

(iii) Determination of Rate. In determining whether or not the interest paid or payable with respect to the Loan exceeds the Highest Lawful Rate, Borrower and the Lenders shall, to the maximum extent permitted by applicable Law: (A) characterize any non-principal payment as an expense, fee, or premium rather than as interest; (B) exclude voluntary prepayments and the effects thereof; (C) amortize, prorate, allocate, and spread the total amount of interest throughout the actual term of the Loan so that it does not exceed the maximum amount permitted by applicable Law; or (D) allocate interest between portions of the Loan so that, to the greatest extent possible, no such portion shall bear interest at a rate greater than the Highest Lawful Rate.

(iv) Applicable Law. For purposes of this Section 2.8, the term “applicable Law” means the internal laws of the State of Arizona, provided that, to the extent, contrary to the express intent of the parties, Arizona law is found to be inapplicable to this Agreement, then “applicable Law” also means that law in effect from time to time and applicable to this loan transaction which lawfully permits the charging and collection of the highest permissible, lawful, non-usurious rate of interest on such loan transaction and this Agreement, and, to the extent controlling, laws of the United States of America.

(v) Effective Rate. Borrower hereby agrees to pay an effective, contracted-for rate of interest that is the interest rate provided for in this Agreement (as in effect from time to time), together with any additional rate of interest resulting from any other charges of interest or in the nature of interest paid or to be paid in connection with the Revolving Loans, including any fees to be paid by Borrower pursuant to the provisions of the Loan Documents or the Fee Letter.

2.9 Lending Installations. Each Lender may book its Revolving Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Revolving Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and Borrower, designate replacement or additional Lending Installations through which Revolving Loans will be made by it and for whose account Loan payments are to be made.

2.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Revolving Loan or of maintaining its obligation to make any such Revolving Loan, or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Installation of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Revolving Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 2.10(a) and (b) and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than sixty (60) days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the sixty (60) days referred to above shall be extended to include the period of retroactive effect thereof).

2.11 Taxes.

(a) Defined Terms. For purposes of this Section, the term “applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower. Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.5(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.11(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.11(g)(ii)(A), 2.11(g)(ii)(B) and 2.11(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.11(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.11(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.11(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.11(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.12 Illegality; Inability to Determine Rates.

(a) Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loan advances whose interest is determined by reference to LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, U.S. Dollars in the London interbank eurodollar market, then, upon notice thereof by such Lender to Borrower (through Administrative Agent), any obligation of such Lender to make or maintain advances of the Loan at the LIBOR Rate shall be suspended, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist, in which case the Loans will accrue interest at the Base Rate. Upon receipt of such notice, all Loans accruing interest based on the LIBOR Rate will instead accrue interest at the Base Rate. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b) Inability to Determine Rates. If no Benchmark Transition Event or other event described in Section 1.7 has occurred, and Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) U.S. Dollar deposits are not being offered to banks in the London interbank eurodollar market in the amount of any proposed or existing advance of the Loan for terms equal to one (1) month, or (ii) adequate and reasonable means do not exist for determining LIBOR for proposed or existing advances of the Loan, or (iii) Administrative Agent or Required Lenders determine that for any reason LIBOR does not adequately and fairly reflect the cost to such Lenders of funding the Loan, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of Lenders to make or maintain advances of the Loan at the LIBOR Rate shall be suspended, in each case until Administrative Agent (or, in the case of a determination by Required Lenders described in clause (iii) above, until Administrative Agent upon instruction of Required Lenders) revokes such notice. During the period of such suspension, all proposed advances and all amounts from day to day outstanding which are not past due, shall bear interest at a fluctuating rate of interest per annum equal to the Base Rate.

2.13 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Installation. If any Lender requests compensation under Section 2.10, or requires Borrower to pay any Indemnified Taxes or additional amounts to such Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall promptly upon becoming aware thereof use reasonable efforts to (i) designate a different Lending Installation for funding or booking its Revolving Loans hereunder, (ii) assign its rights and obligations hereunder to another of its offices, branches or affiliates, or (iii) take such other actions as such Lender may deem reasonable, if, in the judgment of such Lender, such designation, assignment or other action (A) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.11, as the case may be, in the future, and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment or other remedial action.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.10, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11 and, in each case, such Lender has, for any reason or for no reason, declined or is unable to remedy the circumstances giving rise thereto in accordance with Section 2.13(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.5), all of its interests, rights (other than its existing rights, if any, to payments pursuant to Section 2.10 or Section 2.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.5;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Notwithstanding anything in this Section to the contrary, (A) any Lender that acts as an Issuing Bank may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to such outstanding Letter of Credit and (B) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.6.

2.14 Increases in Commitments.

(a) Request for Increase. Following the Effective Date, Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders), request an increase in the Commitments (each such increase, an “Incremental Commitment”) by an aggregate amount (for all such requests) not to exceed the sum of (x) $350,000,000 (i.e. for a total Commitment Amount of $850,000,000); provided that any such request for an increase shall be in a minimum amount of the lesser of (A) $20,000,000 (or such lesser amount as may be approved by the Administrative Agent) and (B) the entire remaining amount of increases available under this Section, and (y) in the case of any Incremental Commitment that effectively replaces any Commitments terminated pursuant to Section 2.13(b), an amount equal to the portion of such Commitments so terminated.

(b) Lender Elections to Increase. Each Lender shall notify Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase (each such existing Lender or other Person that agrees to provide an Incremental Commitment, an “Incremental Lender”). Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. Administrative Agent shall notify Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of Administrative Agent and each Issuing Bank, Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Commitments are increased in accordance with this Section, Administrative Agent and Borrower shall determine the effective date (the “Incremental Commitment Effective Date”) and the final allocation of such increase. Administrative Agent shall promptly notify Borrower and the Lenders of the final allocation of such increase and the Incremental Commitment Effective Date.

(e) Conditions to Effectiveness. Notwithstanding the foregoing, the increase in the Commitments pursuant to this Section shall not be effective with respect to any Incremental Lender unless:

(i) no Default or Event of Default shall have occurred and be continuing on the Incremental Commitment Effective Date and after giving effect to such increase;

(ii) the representations and warranties contained in this Agreement are true and correct on and as of the Incremental Commitment Effective Date and after giving effect to such increase, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii) the Administrative Agent shall have received one or more Joinder Agreements contemplated above, providing for Incremental Commitments in the amount of such increase;

(iv) if required by the Incremental Lender (subject to Borrower’s approval right pursuant to Section 2.12(b)), Borrower shall have paid the amount of attorneys’ fees incurred by Incremental Lender in connection with the Incremental Commitment; and

(v) the Administrative Agent shall have received such legal opinions and other documents reasonably requested by the Administrative Agent in connection therewith.

(f) Joinder Agreement. Incremental Commitments shall become Commitments under this Agreement pursuant to a Joinder Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Person or Lender agreeing to provide such Commitment, if any, and Administrative Agent. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and the Borrower, to effect the provisions of this Section. As of such Incremental Commitment Effective Date, upon the Administrative Agent’s receipt of the documents required by this paragraph (f), the Administrative Agent shall record the information contained in the applicable Joinder Agreement(s) in the Register and give prompt notice of the increase in the Commitments to Borrower and the Lenders (including each Incremental Lender).

(g) Adjustments to Outstanding Revolving Loans. On each Incremental Commitment Effective Date, (i) if there are Revolving Loans then outstanding, each Incremental Lender shall make a payment to Administrative Agent in an amount sufficient, upon the application of such payments by all Incremental Lenders to the reduction of the outstanding Revolving Loans held by each Lender, to cause the principal amount outstanding under the Revolving Loans made by such Lender (including the Incremental Lender) to be in the amount of its Applicable Percentage (upon the effective date of such Incremental Commitment, after giving effect to such Incremental Commitment) of all outstanding Revolving Loans, and (ii) if there are Letters of Credit then outstanding, the participation of the Lenders in such Letters of Credit will be automatically adjusted to reflect the Applicable Percentages of all the Lenders (including the Incremental Lender) after giving effect to the applicable Incremental Commitment(s). Borrower hereby irrevocably authorizes each Incremental Lender to fund to Administrative Agent the payment required to be made pursuant to the immediately preceding sentence for application to the reduction of the outstanding Revolving Loans held by the other Lenders and each such payment shall constitute a Revolving Loan hereunder.

2.15 Fees.

(a) Commitment Fee. On the Effective Date, Borrower shall pay to Administrative Agent, in advance, a commitment fee pursuant to the Fee Letter.

(b) Extension Fees. Upon the effectiveness of each extension of the Maturity Date, Borrower shall pay to Administrative Agent in advance any extension fees provided pursuant to the Fee Letter.

(c) L/C Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a Letter of Credit fee with respect to its participation in each outstanding Letter of Credit (the “L/C Fee”) upon the issuance or extension thereof (and as a further condition precedent to such issuance or extension) for the entire term of such Letter of Credit equal to 0.50% per annum of the maximum amount that may at any time be available to be drawn thereon. In addition, if the stated amount of any Letter of Credit is increased, the Borrower agrees to pay to the Administrative Agent for the account of each Lender the L/C Fee on the amount of the increase, which fee shall be due and payable on the date of the increase. Each L/C Fee paid to the Administrative Agent shall be nonrefundable and fully earned as of the date paid.

(d) Issuing Bank Fees. The Borrower agrees to pay to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect, which fees, costs and charges shall be payable to such Issuing Bank within five (5) Business Days after its demand therefor and are nonrefundable.

(e) Unused Fee. Borrower shall pay to Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, an unused fee (the “Unused Fee”) on the average daily unused amount of the Commitment of such Lender for the period from the Effective Date to the Maturity Date, at a rate equal to the applicable Unused Fee Rate. The Unused Fee shall be due and payable in arrears (x) on the first Business Day after the end of each of March, June, September and December, and (y) on the Maturity Date (or any earlier acceleration of the Obligations) , in each case for any period then ending for which the Unused Fee has not previously been paid. For purposes of computing the Unused Fees, the Commitment of any Lender shall be deemed to be used to the extent of the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations. The Unused Fee shall be calculated in arrears and if different Unused Fee Rates apply during any period of calculation, the daily amount shall be computed and multiplied by the applicable Unused Fee Rate for each period during which such Unused Fee Rate was in effect.

(f) Fees Non-Refundable. Borrower acknowledges that all fees payable under this Section 2.15 are (i) fully earned on the date on which they are payable, and (ii) nonrefundable when paid (exclusive of double payments and other manifest errors).

(g) Computation of Fees. All fees hereunder shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed.

2.16 General Provisions as to Payments.

(a) Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at One East Washington Street, 14th Floor, Phoenix, Arizona 85004, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to Borrower, by noon (Phoenix, Arizona time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at the address specified above or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Upon the occurrence and continuation of an Event of Default, the Administrative Agent is hereby authorized to charge the account of Borrower maintained with Western Alliance Bank for each payment of principal, interest and fees as it becomes due hereunder.

(b) No Setoff, Etc. All payments made by Borrower under this Agreement and the other Loan Documents shall be made without any setoff, deduction, or counterclaim.

2.17 Cash Collateral.

(a) Obligation to Cash Collateralize. In addition to Cash Collateral otherwise required pursuant to this Agreement, at any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.18(a)(v) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to Section 2.17(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section or Section 2.18 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination or cessation of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.17 the Person providing Cash Collateral and the Issuing Bank may mutually agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.18 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.2(c).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.9 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17; sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment or other fees to which it would otherwise be entitled for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender, as determined by Administrative Agent). The foregoing shall not obligate Administrative Agent to share any fees with any Lender or otherwise entitle any Lender to any fees except as expressly agreed in writing between Administrative Agent and such Lender or as expressly provided in this Agreement.

(B) Notwithstanding the foregoing, each Defaulting Lender shall be entitled to receive L/C Fees for any period during which that Lender is a Defaulting Lender to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17.

(C) With respect to any L/C Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.17.

(b) New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(c) Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans to be funded in accordance with the Commitments, whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.19 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender, or any Person who has received funds on behalf of a Lender, (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding Section 2.19(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 2.19(a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding Section 2.19(a), each Lender, or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 2.19(b).

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding Section 2.19(a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding Section 2.19(a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Revolving Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Revolving Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Revolving Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Revolving Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Revolving Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Revolving Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each party’s obligations, agreements and waivers under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE III.

BORROWING BASE

3.1 Determination of Eligible Assets/Borrowing Base. The Borrowing Base shall consist of the Asset Value of the Eligible Assets set forth in the most recent Borrowing Base Report as determined by Administrative Agent from time to time in accordance with this Agreement and subject to the limitations set forth in this Article 3.

(a) Advance Rates Applicable to Eligible Assets. The Borrowing Base will be determined as of each Borrowing Base Valuation Date by determining the Asset Value of the Unrestricted Cash and Eligible Assets directly owned by Borrower or a Restricted Subsidiary that is a Guarantor depending upon the classification of such Eligible Asset, subject, in each case, to the limitations set forth below. In determining the Asset Values, the Asset Values of each class of Eligible Asset is set forth in the chart below:

Eligible Asset	Asset Value
Unrestricted Cash	100% of the amount of Unrestricted Cash of Borrower in excess of the Threshold Cash Amount then in effect

Presold Units	90% of Cost

Spec Units	80% of Cost (subject to the limitations in Section 3.1(b) and 3.3(b) below)

Model Units	80% of Cost (subject to the limitations in Section 3.1(d) below)

Finished Lots	70% of Cost (subject to the limitations in Section 3.1(e) below)

A&D Lots	65% of Cost (subject to the limitations in Section 3.1(e) below)

Entitled Land	55% of Cost (subject to the limitations in Section 3.1(c) below)

(b) Limitations on Spec Units. (i) The combined Asset Value of Spec Units included in the Borrowing Base shall be limited to lesser of (1) 40% of the Commitment Amount, or (2) 40% of the total Asset Value of the Borrowing Base.

(c) Limitations on Entitled Land. The combined Asset Value of Entitled Land shall be limited to lesser of (i) 15% of the Commitment Amount, or (ii) 15% of the total Asset Value of the Borrowing Base.

(d) Limitations on Model Units. The aggregate number of Model Units included in the Borrowing Base from any single Subdivision will not at any one time exceed 10 Model Units.

(e) Limitations on A&D Lots and Finished Lots. The combined Asset Value of A&D Lots and Finished Lots shall not exceed an aggregate amount equal to the lesser of (i) 50% of the total Asset Value of the Borrowing Base and (ii) 50% of the Commitment Amount.

(f) Adjustment to Borrowing Base. Any Units, Lots or Entitled Land that are not Eligible Assets shall be immediately and automatically removed from the Borrowing Base and the Asset Value thereof will be removed from the Borrowing Base.

3.2 Lot Term Limits.

(a) Finished Lots. Each Finished Lot may be included in Eligible Assets as a Finished Lot for not more than eighteen (18) months from the date such Finished Lot was first included in the Eligible Assets as a Finished Lot.

(b) A&D Lots. Each A&D Lot may be included in Eligible Assets as an A&D Lot for not more than twenty-four (24) months from the date such A&D Lot was first included in the Eligible Assets as an A&D Lot.

(c) Entitled Land: Any Entitled Land may be included in Eligible Assets as Entitled Land for not more than twenty-four (24) months from the date such Entitled Land was first included in the Eligible Assets as Entitled Land.

(d) Transfer of Lots for Unit Construction. Borrower may reclassify an A&D Lot or Finished Lot as a Unit subject to the provisions of this Agreement relating to Units.

3.3 Unit Term Limits. Subject to the additional limitations on the Borrowing Base set forth herein, Units may be included in the Eligible Assets for the time periods provided below.

(a) Presold Units. Each Presold Unit may be included in Eligible Assets for not more than twelve (12) months from the original Unit Eligibility Date for such Unit; provided, however, that so long as no Event of Default has occurred and is continuing, each Presold Unit may be included in Eligible Assets for two (2) additional consecutive periods of three (3) months each (i.e., for a total Unit Term of eighteen (18) months from the original Unit Eligibility Date). A

Presold Unit no longer subject to a Purchase Contract will be deemed to be a Spec Unit as of the date the Unit is no longer subject to a Purchase Contract. Notwithstanding any contrary provision of this Agreement or the Loan Documents, a Unit will not be considered to be a Presold Unit unless and until a final public report (if a public report is required by applicable Requirements) has been obtained by Borrower (or the applicable Project Owner) and delivered to the purchaser of such Unit and all cancellation periods in favor of such purchaser with respect to such public report have expired.

(b) Spec Units. Each Spec Unit may be included in Eligible Assets for not more than twelve (12) months from the original Unit Eligibility Date for such Unit; provided, however, that so long as no Event of Default has occurred and is continuing, Spec Units may be included in Eligible Assets for two (2) additional consecutive periods of three (3) months each (i.e., for a total Unit Term of eighteen (18) months from the original Unit Eligibility Date); provided further, however, that during the second such three (3) month period the Asset Value for each such Unit will be reduced to 70% of Cost. No Unit may be included in the Eligible Assets as a Spec Unit (including by reclassification of a Presold Unit as a Spec Unit) if after giving effect to such inclusion any of the provisions of Section 3.1(b) would be exceeded or such inclusion is otherwise not permitted pursuant to this Agreement.

(c) Model Units. Each Model Unit may be included in Eligible Assets for not more than thirty-six (36) months from the applicable Unit Eligibility Date.

(d) Eligibility Date. Reclassification of Units (for example, from Spec Units to Presold Units) will not change the Unit Eligibility Date for the Unit in question.

(e) Unit Ineligibility. Except to the extent permitted in the case of an extension of the Maturity Date to the Holdover Maturity Date pursuant to Section 2.5, in no event may any Unit be included in Eligible Assets beyond the Maturity Date.

3.4 Borrowing Base Report.

(a) Borrowing Base Report. Within three (3) Business Days after the end of each month, Borrower will prepare and submit to Administrative Agent a Borrowing Base Report for all of the Eligible Assets dated no earlier than the last day of the most recent month.

(b) Form of Report and Certificate. If requested by Administrative Agent, the proposed Borrowing Base Report will be in an electronic format in compliance with Administrative Agent’s specifications and requirements as in effect from time to time.

(c) Approval of Borrowing Base Report. Each proposed Borrowing Base Report shall be subject to adjustment by Administrative Agent based upon (i) Administrative Agent’s review of such report, (ii) Administrative Agent’s inspections made pursuant to Section 6.11 (as such inspections may result in any adjustments to reflect any variance between the Borrowing Base Report and/or the Real Estate Inventory report and the results of such inspections by Administrative Agent), and (iii) such other information as Administrative Agent may reasonably require in order to verify the Borrowing Base, Eligible Assets, the Asset Value of the Borrowing Base, and all other amounts and items relating thereto. Each determination by Administrative Agent of the Borrowing Base, Eligible Assets, the Asset Value of the Borrowing Base, and the

amount of each Revolving Loan (and all other amounts and items entering into such determinations), will be final, conclusive and binding upon Borrower, absent manifest error. The Administrative Agent will use reasonable efforts to review each Borrowing Base Report and make any adjustments or provide approval within three (3) Business Days after receipt of each Borrowing Base Report that complies with the requirements of this Section 3.4; provided that Administrative Agent’s failure to give such notice or delay in giving such notice shall not limit, waive or reduce any of the Obligations.

(d) Failure to Deliver Borrowing Base Report. In the event that Borrower fails to deliver a Borrowing Base Report as and when required pursuant to this Agreement, in addition to all rights and remedies of Administrative Agent and without waiving any Event of Default resulting from such failure, Administrative Agent may compute the Asset Values of the Eligible Assets in the Borrowing Base in Administrative Agent’s sole and absolute discretion and such determination by Administrative Agent shall be conclusive and immediately effective unless and until Administrative Agent has approved a Borrowing Base Report submitted by Borrower.

3.5 General.

(a) If any Eligible Asset is sold, materially damaged, destroyed, or becomes subject to any condemnation proceeding, or otherwise becomes not eligible to be Eligible Assets pursuant to any provision of this Agreement, then such Eligible Asset will no longer be Eligible Assets upon such sale or upon such Eligible Asset becoming ineligible, as the case may be and Borrower shall repay the Obligations to the extent required pursuant to Section 2.4(d) within one Business Day or such sale or ineligibility.

(b) Anything in this Article 3 or the Loan Documents to the contrary notwithstanding, Borrower agrees that (a) no limitation on any Revolving Loans required or permitted pursuant to this Agreement will limit or otherwise change Borrower’s obligations and liabilities under the applicable Loan Documents and (b) Borrower will remain obligated to pay all costs, expenses, and fees required to be paid by Borrower pursuant to this Agreement and the other Loan Documents.

ARTICLE IV.

CONDITIONS PRECEDENT

4.1 Conditions Precedent to Effectiveness of this Agreement. This Agreement will become effective only upon satisfaction of the following conditions precedent on or before the initial Revolving Loan, in each case as determined by Administrative Agent:

(a) Representations and Warranties Accurate. The representations and warranties of the Borrower set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the Effective Date (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date).

(b) No Defaults. No Event of Default or Default shall have occurred and be continuing.

(c) Documents. Administrative Agent shall have received the following agreements, documents, and instruments, each duly executed (and acknowledged where applicable) by the parties thereto and in form and substance satisfactory to Administrative Agent and its legal counsel:

(i) Loan Documents. Executed counterparts of each of this Agreement, each Note, and each Guaranty.

(ii) Formation Documents. The Organizational Documents of Borrower and each other Loan Party, together with such resolutions, consents and other documents as Administrative Agent may require to evidence the due formation, valid existence and authority of Borrower and each other Loan Party.

(iii) Authorization Documents. Certified copies of resolutions of Borrower and each other Loan Party authorizing Borrower and each other Loan Party to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to be executed and delivered by Borrower or any Loan Party in connection herewith, and certifying the names and signatures of the officers of Borrower and each Loan Party authorized to execute this Agreement and to request Revolving Loans on behalf of Borrower.

(iv) Good Standing. Evidence of the good standing of each Loan Party in the jurisdiction of formation of such Loan Party and each other jurisdictions where the nature of the business and operations of such Loan Party require registration with any Governmental Authority, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Change.

(v) Incumbency Certificates. Incumbency certificates from Borrower and each other Loan Party which shall: (A) identify by name and title, and bear the signatures of, the Responsible Officers of each such entity and (B) be certified by one of its Responsible Officers (other than the Responsible Officer signing Loan Documents on behalf of Borrower or any other Loan Party).

(d) Legal Opinion. A favorable written opinion of legal counsel to Borrower and each other Loan Party in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e) Closing Certificate. A certificate signed by a Responsible Officer of the Borrower certifying that (x) the conditions specified in Section 4.2(a) and (b) have been satisfied and (y) there has been no event or circumstance since December 31, 2020 that has had or could reasonably be expected to have a Material Adverse Change.

(f) Payoff Letters and Releases. Payoff letters and other evidence that each of (x) that certain Credit Agreement, dated as of January 15, 2020, by and among Landsea Homes- WAB 2 LLC, and Western Alliance Bank and (y) Senior Secured Credit Agreement dated February 1, 2018, by Landsea Homes- WAB LLC, and Western Alliance Bank has been or concurrently with the Effective Date is being terminated and all Liens securing obligations thereunder, except for Liens permitted under Section 7.2(j), have been or concurrently with the Effective Date are being released.

(g) Payment of Costs, Expenses and Fees. Unless waived by Administrative Agent, Borrower shall have paid all outstanding fees, charges and disbursements of counsel to Administrative Agent (directly to such counsel if requested by Administrative Agent) to the extent invoiced at least 3 Business Days prior to the Effective Date.

(h) KYC / Beneficial Ownership Certification. (a) Upon the reasonable request of any Lender made at least 15 days prior to the Effective Date, Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case at least 3 days prior to the Effective Date and (b) at least 3 days prior to the Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

(i) Borrowing Base Report. A duly completed Borrowing Base Report dated as of the Effective Date and calculated as of August 31, 2021, signed by a Responsible Officer of Borrower.

(j) No Material Adverse Change. There has been no event or circumstance since December 31, 2020 that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Change.

4.2 Additional Conditions Precedent to Credit Extensions. The obligation of each Lender (including the Issuing Bank) to make a Credit Extension (including its initial Credit Extension) is additionally subject to the satisfaction of the following conditions:

(a) Defaults. No Event of Default or Default shall have occurred and be continuing on the date of such Credit Extension, both before and after giving effect thereto.

(b) Representations and Warranties. The representations and warranties of the Borrower set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Credit Extension (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date).

(c) Compliance with the Borrowing Base. The Administrative Agent shall have received a pro forma Borrowing Base Report dated no earlier than 3 Business Days prior to the date of the applicable Credit Extension.

(d) Compliance with Covenants. After giving effect to such proposed Credit Extension, (i) the Outstanding Credit Exposure does not exceed the Available Loan Commitment; and (ii) Borrower is in compliance with the covenants set forth in Section 7.14 calculated on a pro forma basis.

(e) Draw Request. Borrower will have delivered to Administrative Agent (and if applicable, the Issuing Bank) a Draw Request for such Revolving Loan or Letter of Credit.

(f) No Material Adverse Change. There has been no event or circumstance since December 31, 2020 that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Change.

Each Draw Request or request for L/C Credit Extension, as applicable, by the Borrower hereunder and each Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on and as of the date of the applicable Credit Extension as to the satisfaction of conditions specified in above in this Section 4.2.

4.3 Right to Waive. Borrower authorizes Administrative Agent and Administrative Agent reserves the right to verify any documents and information submitted to it in connection with this Agreement. Administrative Agent may elect to waive any of the conditions precedent and requirements in this Article 4. Any such waiver will be limited to the conditions precedent and requirements in the applicable Sections of this Article 4. Delay or failure by Administrative Agent to insist on satisfaction of any condition precedent will not be a waiver of such condition precedent or any other condition precedent. The making of a Credit Extension will not be deemed a waiver by Administrative Agent of the occurrence of an Event of Default or Default.

ARTICLE V.

BORROWER REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties. Borrower represents and warrants to Administrative Agent and each Lender that as of the Effective Date and as of the various other dates specified in this Agreement and the other Loan Documents on which such representations and warranties are to be accurate, the following:

(a) Formation and Authorization. Each Loan Party (i) is duly organized or formed, validly existing and, as applicable, in good standing or active status under the Laws of the jurisdiction of its incorporation or organization and (ii) has requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (x) own or lease its assets and carry on its business and (y) to execute, deliver, and perform its obligations under the Loan Documents to which it is a party. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by all requisite action by or on behalf of such Loan Party and will not conflict with or result in a violation of or a default under any of the formation documents of such Loan Party. Set forth in Exhibit B is a true and complete organizational chart of Borrower and all of its Subsidiaries.

(b) No Approvals, etc. No approval, authorization, bond, consent, certificate, franchise, license, permit, registration, qualification, or other action or grant by or filing with any Governmental Authority or other Person is required in connection with the execution, delivery, or performance (other than performance which is not yet due) by Borrower of any Loan Document. No approval, authorization, bond, consent, certificate, franchise, license, permit, registration, qualification, or other action or grant by or filing with any Governmental Authority or other Person is required in connection with the execution, delivery, or performance (other than performance which is not yet due) by any Loan Party of any Loan Document.

(c) No Conflicts. The execution, delivery, and performance by Borrower and, as applicable, each other Loan Party, of the Loan Documents will not conflict with or result in a violation of or a default under (i) any applicable Law, ordinance, regulation, or rule (federal, state, or local), (ii) any judgment, order, or decree of any arbitrator, other private adjudicator, or Governmental Authority to which Borrower or such Loan Party is a party or by which Borrower or such Loan Party is bound, (iii) any of the Approvals and Permits, or (iv) any agreement, document, or instrument to which Borrower or such Loan Party is a party or by which Borrower or such Loan Party or any of the assets of Borrower or such Loan Party is bound.

(d) Execution and Delivery and Binding Nature of Loan Documents. The Loan Documents executed by each Loan Party that is party thereto have been duly executed and delivered by or on behalf of such Loan Party. The Loan Documents are legal, valid, and binding obligations of each Loan Party that is party thereto, enforceable in accordance with their terms against each Loan Party that is party thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws and by equitable principles of general application.

(e) Disclosure. Each Loan Party has disclosed to Administrative Agent all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(f) Litigation. Except as disclosed to Administrative Agent in writing prior to the date of this Agreement, there are no actions, suits proceedings, claims or disputes pending or, to the actual knowledge of the Borrower or any Loan Party, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Change.

(g) No Defaults. No Event of Default or Default has occurred and is continuing.

(h) No Material Adverse Change. Since December 31, 2020, there has been no event or circumstance that, either individually or in the aggregate, has or could reasonably be expected to result in a Material Adverse Change.

(i) Approvals and Permits; Assets and Property. Borrower and each Loan Party has obtained and there are in full force and effect all Approvals and Permits presently necessary for the conduct of the business of Borrower and each Loan Party, and Borrower and each Loan Party owns, leases, or licenses all assets necessary for conduct of the business and operations of Borrower and each Loan Party, except as otherwise permitted pursuant to this Agreement. The assets of each Loan Party are not subject to any Liens and Encumbrances, other than (i) the Liens and Encumbrances created pursuant to this Agreement or any other Loan Document, and (ii) the Permitted Exceptions with respect to Subdivisions.

(j) Borrowing Base(k) .. The classification and Asset Value of all Eligible Assets included in the Borrowing Base is true and correct as of the most recent date of determination and all of the representations and warranties set forth in the most recent Borrowing Base Report as of each date of determination are true and correct.

(l) Impositions. Except as otherwise permitted pursuant to Section 6.6, Borrower and each other Loan Party has filed or caused to be filed all tax returns (federal, state, and local) required to be filed by Borrower or such Loan Party and has paid or caused to be paid all Impositions and other amounts shown thereon to be due (including, without limitation, any interest or penalties) except for any failure to so file or to so pay that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change .

(m) Compliance With Law. Each Loan Party is in compliance in all material respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (x) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (y) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change.

(n) Use of Proceeds; Margin Stock. The proceeds of the Revolving Loans will be used by Borrower solely for the purposes specified in this Agreement. None of such proceeds will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U or G of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221 and 207), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of such Regulation U or G. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. Neither Borrower nor any Person acting on behalf of Borrower has taken or will take any action which might cause this Agreement or any other Loan Document to violate Regulation U or G or any other regulations of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934, or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect. Borrower and its subsidiaries own no “margin stock”.

(o) ERISA Compliance.

(i) Except as could not reasonably be expected, either individually or in the aggregate, to cause a Material Adverse Change, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(ii) There are no pending or, to the knowledge of Borrower, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to cause a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to cause a Material Adverse Change.

(iii) No ERISA Event has occurred, and Borrower is not aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or could reasonably be expected to cause a Material Adverse Change.

(iv) Except as could not reasonably be expected, either individually or in the aggregate, to cause a Material Adverse Change, the present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. As of the most recent valuation date for each Multiemployer Plan, the potential liability of Borrower or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans could not reasonably be expected, either individually or in the aggregate, to cause a Material Adverse Change.

(p) Sanctions; Anti-Corruption.

(i) None of the Loan Parties or their respective Subsidiaries or any director, officer, employee, agent, or affiliate of thereof is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (A) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including Crimea, Cuba, Iran, North Korea, Sudan and Syria).

(ii) The Loan Parties, their respective Subsidiaries and their respective directors, officers and employees and, to the knowledge of Borrower, the agents thereof, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects. Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.

(q) Solvency. Each Loan Party is Solvent.

(r) Taxes. Each Loan Party has filed or caused to be filed all tax returns (federal, state, or local) required to be filed by such Loan Party and has paid all taxes and other amounts shown thereon to be due (including, without limitation, any interest or penalties), except as may be contested by such Loan Party in good faith and for which adequate reserves have been set aside by such Loan Party.

5.2 Representations and Warranties Upon Delivery of Financial Statements, Documents, and Other Information. Each delivery by Borrower of financial statements, other documents, or information after the date of this Agreement (including, without limitation, documents and information delivered in obtaining a Revolving Loan) will be a representation and warranty to Administrative Agent by Borrower that such financial statements, other documents, or information (other than financial projections) are correct and complete in all material respects, that there are no material omissions therefrom that result in such financial statements, other documents, or information being materially incomplete, incorrect, or misleading as of the date thereof, and that such financial statements accurately present the financial condition and results of operations of the subject thereof as at the dates thereof and for the periods covered thereby. Each delivery by Borrower of financial projections is a representation and warranty to Administrative Agent by Borrower that such financial projections have been prepared in accordance with the requirements in this Agreement, are complete in all material respects as of the date thereof, and are based on Borrower’s best good faith estimates, compiled and prepared with due diligence, of the matters set forth therein.

ARTICLE VI.

AFFIRMATIVE COVENANTS

The following covenants shall apply until the all Obligations of Borrower are paid and performed in full and Administrative Agent, Issuing Bank and Lenders have no further obligation to make any Credit Extensions to Borrower or any other Loan Party:

6.1 Corporate Existence. Borrower agrees that Borrower shall continue to be a corporation validly existing, and in good standing under the laws of the State of Delaware. Each Loan Party shall continue to be validly existing and in good standing under the laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.3 or 7.7.

6.2 Books and Records; Access. Borrower agrees that Borrower and its Subsidiaries will maintain a proper system of accounting in accordance with GAAP and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such person, as the case may be.

6.3 Information and Statements. Borrower will furnish the following information and statements to Administrative Agent:

(a) Annual Statements. Within one hundred twenty (120) days after the close of each Fiscal Year of Borrower (or, if earlier, 5 days after the date required to be filed with the SEC) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards (and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. Within sixty (60) days after the close of each quarterly period of each Fiscal Year, (or, if earlier, 5 days after the date required to be filed with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes.

(c) Sales Reports. Within fifteen (15) days after the end of each month, sales reports in form reasonably satisfactory to Administrative Agent reflecting Borrower’s and the Project Owners’ sales of all residential units in Borrower’s and each Project Owner’s projects.

(d) [Reserved].

(e) Borrowing Base Reports. Monthly, as and when required pursuant to Section 3.4, a Borrowing Base Report.

(f) Compliance Information. All annual financial statements pursuant to Section 6.3(a) and all quarterly financial statements pursuant to Section 6.3(b) will also be accompanied by a Compliance Certificate signed by the chief financial officer of Borrower.

(g) Other Items and Information. Borrower shall also provide such other information concerning Borrower, each Loan Party, the Subdivisions owned by Borrower and its Subsidiaries, Lots and Units, and the assets, business, financial condition, operations, prospects, and results of operations of Borrower and the other Loan Parties as Administrative Agent reasonably requests from time to time. Such other items shall include, without limitation, (i) Borrower’s certification that all Purchase Contracts with respect to Units included in Eligible Assets satisfy the requirements of this Agreement, (ii) copies of legal descriptions for Real Estate Inventory, and (iii) title reports or title insurance policies for Real Estate Inventory requested by Administrative Agent and dated no more than 90 days prior to the date of delivery to Administrative Agent; provided that Administrative Agent will not make such request under this clause (iii) with respect to a specific Real Estate Inventory more often than once per year, unless an Event of Default is continuing.

(h) Additional Notices. Borrower will promptly notify the Administrative Agent and each Lender of:

(i) the occurrence of any Default;

(ii) the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower or any Affiliate thereof, including pursuant to any applicable Environmental Laws, that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to result in a Material Adverse Change;

(iii) the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected to result in a Material Adverse Change;

(iv) notice of any action arising under any Environmental Law or of any noncompliance by Borrower or any Subsidiary with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected result in a Material Adverse Change;

(v) any material change in accounting or financial reporting practices by Borrower or any of its Subsidiaries; and

(vi) any other matter or development that has had or could reasonably be expected to result in a Material Adverse Change.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth the details of the occurrence requiring such notice and stating what action Borrower has taken and proposes to take with respect thereto.

Notwithstanding the foregoing, (x) the obligations in paragraphs (a) and (b) of this Section 6.3 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by providing written notice to the Administrative Agent that the Borrower’s Form 10-K or 10-Q, as applicable, has been filed with the SEC; provided that to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit other than a “going concern” qualification resulting solely from an upcoming maturity date under the Revolving Facility occurring within one year from the time such opinion is delivered and (y) the Borrower shall provide prompt written notice to the Administrative Agent with respect to (i) copies of all annual, regular, periodic and special reports and registration statements not included in clause (x) above and (ii) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, in each case, that the Borrower has filed (or has been required to file) with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, to the extent not otherwise required to be delivered to Administrative Agent pursuant hereto.

6.4 Law; Judgments; Material Agreements; Approvals and Permits. Borrower agrees that Borrower will comply with, and cause each of Borrower’s Subsidiaries to comply with, in all material respects, with all laws, ordinances, regulations, and rules (federal, state, and local) and all judgments, orders, and decrees of any arbitrator, other private adjudicator, or Governmental Authority relating to Borrower or any Subsidiary of Borrower or any Real Estate Inventory, except in circumstances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted. Borrower also agrees to comply with, and cause each of Borrower’s Subsidiaries to comply with, all material agreements, documents, and instruments to which Borrower or any Subsidiary of Borrower, is a party or by which Borrower or any Subsidiary of Borrower are bound or affected. Borrower will obtain and maintain in effect, and cause each Subsidiary of Borrower to obtain and maintain in effect, from time to time all Approvals and Permits required for the business activities and operations then being conducted by Borrower and its Subsidiaries and as may be required to enable Borrower and its Subsidiaries to comply with their respective obligations hereunder and under the other Loan Documents, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Change.

6.5 Sanctions; Anti-Corruption Laws. The Borrower will conduct its businesses in compliance with the FCPA, and other applicable anti-corruption laws and all applicable Sanctions, and maintain in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.

6.6 Impositions and Other Indebtedness. Except for amounts being contested as provided in paragraph (b) of the definition of Permitted Exceptions, Borrower will pay and discharge (a) before delinquency all Impositions affecting Borrower, any Subsidiary of Borrower or their respective assets, (b) when due all lawful claims (including, without limitation, claims for labor, materials, and supplies), which, if unpaid, might become a Lien or Encumbrance upon any of the assets of the Borrower or any of its Subsidiaries, and (c) all its other Indebtedness, when due.

6.7 Assets and Property. Borrower shall, and shall cause each Subsidiary of Borrower to, maintain, keep, and preserve all of its assets (tangible and intangible) necessary or useful in the proper conduct of its business and operations in good working order and condition, ordinary wear and tear excepted.

6.8 Environmental Laws. Borrower shall, and shall cause each Subsidiary of Borrower to comply with all Environmental Laws, and keep its properties free of Hazardous Substances, except where failure to do so could not reasonably be expected to have a Material Adverse Change.

6.9 Material Contracts. Borrower shall, and shall cause each Subsidiary of Borrower to, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by Administrative Agent and, upon request of Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.

6.10 Maintenance of Insurance. Borrower shall, and shall cause each Subsidiary of Borrower to, maintain with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same locations.

6.11 Rights of Inspection. Administrative Agent and its agents, employees, representatives and independent contractors will have the right, in its sole discretion, to (a) enter upon the Real Estate Inventory, during normal business hours and, if requested by Borrower, accompanied by a representative of Borrower, in order to inspect the Real Estate Inventory, the Lot Improvements, the Units and all aspects thereof, and (b) access the Borrower’s and each of the Borrower’s Subsidiaries’ respective assets, property, books, records and documents and to audit, copy, examine and make excerpts from such books, records and documents, in each case, upon reasonable advance notice to Borrower; provided, that when an Event of Default has occurred and is continuing, Administrative Agent (or its agents, employees, representatives and independent contractors) may do any of the foregoing at any time during normal business hours and without advance notice. Inspections will be subject to Borrower’s reasonable and customary safety requirements applicable to active construction sites. Administrative Agent is under no obligation to perform any such inspections. Borrower may make or cause to be made such other independent inspections as Borrower may desire for its own protection.

6.12 Use of Proceeds of Revolving Loans. Borrower will use proceeds of Revolving Loans only for the purposes described in Section 2.4(b).

6.13 Further Assurances. Borrower will execute, acknowledge, and deliver such additional agreements, documents, and instruments and do or cause to be done such other acts as Administrative Agent may reasonably request from time to time to effectuate the transactions contemplated by the Loan Documents to which it is a party. Within 10 Business Days of written request (as may be extended by the Administrative Agent in its discretion), Borrower will provide to Administrative Agent completed requests for information listing all financing statements that name any Loan Party as debtor, together with copies of such financing statements.

6.14 Deposit Accounts.

(a) Borrower shall, and shall cause its Subsidiaries to, maintain Western Alliance Bank as their principal depository bank for (x) accounts holding all initial disbursements of Loans and (y) certain corporate accounts of Borrower, in each case, to the extent permitted by law and contractual agreements.

(b) With respect to each Lender that is a commercial bank and holds a Commitment in an aggregate principal amount of at least $40,000,000 (each a “Depository Lender”), as of the end of each calendar month Borrower shall maintain, or cause to be maintained, at each such Depository Lender on a pro rata basis as among such Depository Lenders based upon their Commitments, the average daily free collected balances on deposit equal to (i) the Unrestricted Cash of the Borrowing Group minus (ii) the Threshold Cash Amount. Such deposits may be maintained by Borrower or its Subsidiaries. For clarity and for purposes of determining compliance with this Section 6.14, such free collected balances shall include Cash Collateral held by Western Alliance Bank as the Issuing Bank (or as the Administrative Agent) in order to Cash Collateralize L/C Obligations pursuant to Section 2.5 or Section 2.17 to the extent that such Cash Collateral has not been applied to the payment of L/C Obligations or other Obligations and without limiting any Loan Party’s obligation with respect to the pledge and maintenance of such Cash Collateral.

6.15 Subsidiaries.

(a) Restricted Subsidiaries. With each Borrowing Base Report submitted by Borrower to Administrative Agent, Borrower shall identify to Administrative Agent all new Subsidiaries formed or acquired by a member of the Borrowing Group since the prior Borrowing Base Report was provided by Borrower. Each Subsidiary, upon its formation or acquisition by a member of Borrowing Group, (i) shall be in compliance with the terms and conditions of this Agreement and the other Loan Documents, and (ii) shall not cause any Loan Parties to be in violation of the terms and conditions of this Agreement and the other Loan Documents. Borrower shall update the organizational chart included in Exhibit B promptly following the completion of the acquisition of any Subsidiary or following the incorporation, organization or formation of any Subsidiary.

(b) Conditions to Formation and Acquisition of Subsidiaries. Within 30 days of the incorporation, organization, formation or acquisition of a Subsidiary, Borrower will perform the following:

(i) Borrower shall provide to Administrative Agent, with respect to such Subsidiaries the following:

(A) true and correct copies of copies of (1) the articles of incorporation or certificate of organization or partnership of such Subsidiary, together with all amendments, certified by the appropriate governmental officer in its jurisdiction of organization; (2) such Subsidiary’s bylaws, operating agreement, or partnership agreement (as applicable); and (3) certified resolutions of the board of directors or actions by the members, managers or partners (as applicable) of such Subsidiary, authorizing the execution and delivery of the Guaranty Joinder by such Subsidiary; and

(B) a Guaranty Joinder duly executed and delivered by each such Subsidiary; and

(C) a favorable opinion of counsel with respect to such Subsidiary, in form and content reasonably acceptable to Administrative Agent.

(c) Real Estate Inventory. Unless and until Borrower has satisfied the foregoing requirements of this Section 6.15 with respect to a Restricted Subsidiary, none of the Unrestricted Cash or Real Estate Inventory owned by such Restricted Subsidiary may be classified as Eligible Assets.

6.16 Post-Closing Requirements. Borrower will comply with the requirements set forth on Exhibit J.

ARTICLE VII.

BORROWER NEGATIVE COVENANTS

The following negative covenants shall be applicable to Borrower and (as designated) Guarantor until this Agreement has terminated or expired and all Obligations are paid and performed in full and Administrative Agent, Issuing Bank and Lenders have no further obligation to make any Credit Extensions to Borrower or any other Loan Party:

7.1 Indebtedness. Borrower will not, nor will it permit any Subsidiary of Borrower to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents and Guarantees of such Indebtedness;

(b) Trade debt incurred in the ordinary course of business and paid not more than ninety (90) days after the invoice date, or if a payment date is specified in the applicable invoice within ninety (90) days after such specified payment date;

(c) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(d) Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business;

(e) Indebtedness existing on the Effective Date and set forth on Schedule 7.1;

(f) Guarantees of Borrower or any of its Subsidiaries in respect of Indebtedness otherwise permitted hereunder of Borrower or any of its Subsidiaries;

(g) Obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(h) Indebtedness in respect of Capitalized Leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.2(k); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000; provided, further Borrower or its Affiliates shall be permitted to enter into any model home lease back in the normal course of business in which Borrower or its Affiliates are a tenant to the extent any such lease is deemed a Capitalized Lease and such model home leases shall not be subject to the limitation in the preceding clause; or

(i) Non-Recourse Indebtedness to the extent permitted under this Agreement; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed 10% of Tangible Net Worth as of the last day of any Fiscal Quarter of Borrower.

7.2 Liens. Borrower will not, nor will it permit any Subsidiary of Borrower to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) With respect to Real Estate Inventory, the Permitted Exceptions;

(b) Involuntary Liens for Impositions that are not delinquent and such Liens are being contested in good faith and by appropriate proceedings for which adequate reserves shall have been established on Borrower’s books in accordance with GAAP;

(c) Inchoate Liens imposed by law, such as carriers’, warehousemen’s, mechanics’ and materialmen’s Liens and other similar Liens arising in the ordinary course of business with respect to amounts that are not yet delinquent;

(d) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(e) Bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalent Investments on deposit in one or more accounts maintained by Borrower or any Project Owner, in each case in the ordinary course of business in favor of the bank or banks with which such accounts are maintained provided, that except with respect to Liens in favor of Administrative Agent for the benefit of Lenders, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(f) Liens arising out of judgments or awards not resulting in an Event of Default; provided that such Liens do not attach to any Eligible Assets;

(g) Any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(h) Sale Leaseback Transactions of Model Units that are permitted under this Agreement;

(i) Liens existing on the Effective Date and set forth on Schedule 7.2;

(j) Liens securing obligations that are not Indebtedness on assets that are not included in the Borrowing Base; or

(k) Liens securing Indebtedness permitted under Section 7.1(h); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness; (ii) such Liens do not attach to any assets included in the Borrowing Base; and (iii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of the acquisition.

7.3 Fundamental Changes. None of the Loan Parties will dissolve, divide or liquidate, nor will Borrower or any Subsidiary become a party to any merger or consolidation or plan of division, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any Person; provided that, so long as no Default exists or would result therefrom:

(a) (i) any Subsidiary other than Landsea Homes US may merge or consolidate with Borrower; provided that Borrower shall be the continuing or surviving Person, (ii) any Subsidiary other than Landsea Homes US may merge or consolidate with Landsea Homes US; provided that Landsea Homes US shall be the continuing or surviving Person, or (iii) any Subsidiary other than Landsea Homes US may merge or consolidate with any one or more Subsidiaries; provided that when any Guarantor is merging with another Subsidiary pursuant to this subsection, the continuing or surviving Person shall be or become a Guarantor; and

(b) any Subsidiary other than Landsea Homes US may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Subsidiary; provided that if the transferor in such transaction is a Guarantor, then the transferee must either be Borrower or a Guarantor.

7.4 Prohibition on Amendments to Organizational Documents. Without the prior written consent of Administrative Agent (which consent may be granted or withheld in the reasonable discretion of the Administrative Agent), Borrower shall not allow any amendments to be made in the terms of any Organizational Documents of Borrower or any Subsidiary to the extent such amendments would adversely affect any Loan Party’s ability to pay its Obligations hereunder or materially and adversely impair any rights or remedies of Administrative Agent or any Lender under the Loan Documents or applicable Laws.

7.5 Lines of Business. Borrower (directly or through any other Persons) will not engage in or permit any Subsidiary to engage in any line or lines of business activity other than the Approved Lines of Business.

7.6 Dispositions. Borrower shall not, and shall not permit any Subsidiary of Borrower to, sell or otherwise transfer (whether voluntarily or involuntarily) any Real Estate Inventory of Borrower or such Subsidiary; provided that the following shall be permitted:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of Real Estate Inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to Borrower or to a Wholly-Owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Guarantor; and

(e) Dispositions permitted by Section 7.3.

provided, however, that any Disposition pursuant to subsections (a) through (e) shall be for fair market value.

7.7 Restricted Payments. Borrower will not, and will not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to Borrower and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of such Equity Interests in respect of which such Restricted Payment is being made;

(b) Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new common Equity Interests; and

(c) Borrower may (i) declare or pay cash dividends or distributions to its shareholders and (ii) purchase, redeem or otherwise acquire for cash its Equity Interests if, in either such case, after giving effect thereto, (A) no Default or Event of Default shall exist or result therefrom, (B) Borrower shall be in pro forma compliance with Section 7.14, (C) Borrower’s Net Income (as determined in accordance with GAAP) for the Fiscal Year in respect of which such dividend or distribution is being made is greater than zero, and (D) the amount of such dividend or distribution is not greater than such Net Income for such Fiscal Year.

7.8 Investments. Borrower will not, and will not permit any Subsidiary to, make any Investments, except Permitted Investments.

7.9 Transactions with Affiliates. Borrower will not, and will not permit any Subsidiary to, enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate.

7.10 Certain Restrictive Agreements. Borrower will not, and will not permit any Subsidiary to, enter into any contract or other obligation (other than this Agreement or any other Loan Document) that, directly or indirectly, limits the ability of (i) any Subsidiary to make Restricted Payments to Borrower or to otherwise transfer property to Borrower or any other Loan Party or (ii) any Subsidiary to Guarantee Indebtedness of Borrower.

7.11 Permitted Activities. Borrower shall not conduct, transact or otherwise engage in any business or operations other than (i) the ownership of the Equity Interests of Landsea Homes US, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as owner of the Equity Interests of the Landsea Homes US and its Subsidiaries and reporting related to such matters, (iv) the performance of its obligations under and in connection with the Loan Documents, any documentation governing Indebtedness that is permitted under this Agreement, any refinancing thereof and the other agreements contemplated hereby and thereby, (v) any public offering of its common stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Agreement, including the ability to incur costs, fees and expenses related thereto, (vi) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting matters, (vii) providing indemnification to officers and directors and as otherwise permitted hereunder, (viii) activities incidental to the consummation of the transactions contemplated under this Agreement, (ix) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of Landsea Homes US and guaranteeing the obligations of the Landsea Homes US, (x) any other transaction permitted pursuant to this Agreement, (xi) the ownership of assets permitted by this Agreement, and (xii) activities incidental to the businesses or activities described in this Section 7.11.

7.12 Sanctions; Anti-Corruption Use of Proceeds. The Borrower will not, directly or indirectly, use the proceeds of the Loans or use the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as Administrative Agent, Issuing Bank, Lender, underwriter, advisor, investor, or otherwise).

7.13 Accounting Changes. Borrower shall not make any change in (a) accounting policies or reporting practices, except as required by or otherwise in accordance with GAAP, the Financial Accounting Standards Board, the SEC or other Governmental Authority, or (b) its fiscal year.

7.14 Financial Covenants. Borrower shall not violate any of the following financial covenants:

(a) Liquidity. At all times during the term of the Loan, the Borrower and its Subsidiaries shall maintain Liquidity at a minimum of $50,000,000, tested on a quarterly basis as of the end of each Fiscal Quarter. The first quarterly testing period shall end on December 31, 2021. “Liquidity” means an amount equal to the sum of: (i) Borrower’s and its Subsidiaries’ aggregate unencumbered and unrestricted cash (including (x) cash deposited with Western Alliance Bank to cash collateralize letters of credit issued by Western Alliance Bank for the account of Borrower or another Loan Party to the extent such cash has not been applied to reimbursement and other obligations in respect of such letters of credit and (y) other deposit accounts maintained pursuant to Section 6.11), (ii) Borrower’s and its Subsidiaries’ aggregate unencumbered and unrestricted cash equivalents (to the extent consisting of readily marketable securities, excluding “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission), deemed by Administrative Agent in its sole and absolute discretion to be liquid (provided that all Cash Equivalent Investments shall be deemed liquid), and (iii) the Undrawn Availability; provided, however, Liquidity shall only include such cash and other assets held with financial institutions in the United States.

(b) Minimum Tangible Net Worth. At all times during the term of the Loan, Borrower shall maintain a minimum Tangible Net Worth equal or greater than the applicable Required Tangible Net Worth, to be tested on a quarterly basis as of the end of each Fiscal Quarter, beginning as of December 31, 2021.

(c) Maximum Leverage Ratio. At all times during the term of the Loan, Borrower shall maintain a Leverage Ratio not greater that the ratios set forth in the table below for the applicable periods. The Leverage Ratio shall be tested on a quarterly basis as of the end of each Fiscal Quarter, beginning with the Fiscal Quarter ending on December 31, 2021. The “Leverage Ratio” means the ratio calculated by taking (a) Consolidated Debt divided by (b) Total Capitalization. “Total Capitalization” means the sum (without duplication) of (a) Tangible Net Worth, plus (b) Consolidated Debt. The maximum Leverage Ratio shall be as follows:

Fiscal Quarter End	Maximum Leverage Ratio
December 31, 2021	0.65:1.00
March 31, 2022 and each Fiscal Quarter thereafter	0.60:1.00

(d) Interest Coverage. Commencing with the Fiscal Quarter ending December 31, 2021, and continuing at the end of each Fiscal Quarter thereafter, Borrower shall maintain a ratio of Consolidated EBITDA to Consolidated Interest Expense not less than that set forth in the table below. The interest only coverage ratio shall be calculated based upon the Consolidated EBITDA and Consolidated Interest Expense for the applicable preceding consecutive four (4) quarter period.

Fiscal Quarter End	Minimum Interest Coverage
December 31, 2021	1.50:1.00
March 31, 2022	1.75:1.00
June 30, 2022	1.75:1.00
September 30, 2022	1.75:1.00
December 31, 2022	1.75:1.00
March 31, 2023 and each Fiscal Quarter thereafter	2.00:1.00

ARTICLE VIII.

EVENTS OF DEFAULT

8.1 Events of Default. Each of the following will be an event of default which entitles Administrative Agent to exercise the rights and remedies in Section 8.2 (each, an “Event of Default”):

(a) Payment.

(i) Borrower shall fail to pay any principal of any Revolving Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, on maturity, or otherwise;

(ii) Borrower shall fail to pay any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(iii) Borrower shall fail to Cash Collateralize L/C Obligations as and when required under this Agreement and the other Loan Documents; or

(iv) Borrower shall fail to pay any interest on any Revolving Loan, any L/C Obligation, or any fee or any other amount (other than an amount referred to in paragraph (i) or (ii) of this Section) payable under this Agreement, any other Loan Document or the Fee Letter, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) or more Business Days.

(b) Negative Covenants/Financial Covenants. (i) Borrower or any Subsidiary of Borrower shall fail to perform any term, covenant or agreement contained in Article 7 or (ii) Borrower shall breach or violate any financial covenant contained in Section 7.14.

(c) Other Defaults. Any Loan Party shall fail to perform any obligation not specifically identified in Section 8.1(a) or 8.1(b) or perform any other obligation not involving the payment of money, or to comply with any other term or condition applicable to any Loan Party, under any Loan Document and such failure continues following the expiration of thirty (30) days after written notice of such failure by the Administrative Agent to Borrower unless Borrower has commenced such cure within such thirty (30) day period, in which event no Event of Default shall be deemed to have occurred if within such thirty (30) day period Borrower commences a diligent effort to cure such failure and continues such diligent effort until such failure is fully and completely cured, which in all events must occur within sixty (60) days of the notice of such failure.

(d) Representations and Warranties. Any representation or warranty by any Loan Party in any Loan Document is materially false, incorrect, or misleading as of the date made or received; provided, however, that such breach of a representation or warranty shall not constitute an Event of Default in the event that (a) such breach is not intentional, (b) such breach is immaterial, and (c) such breach is remedied in a timely manner and in any event not more than thirty (30) days after the earlier of Administrative Agent’s request or when a Responsible Officer of the Borrower has actual knowledge of such breach.

(e) Other Indebtedness. (i) Borrower or any Guarantor shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness (other than Indebtedness under the Loan Documents) or Guarantee of Indebtedness having an aggregate principal amount of more than $2,500,000, in each case beyond the applicable grace period with respect thereto, if any; or (ii) Borrower or any Guarantor shall fail to observe or perform any other agreement or condition relating to any such Indebtedness in clause (i) for Borrower or any Guarantor, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity.

(f) Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or any other Loan Party or any of their debts, or of a substantial part of any of their assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any other Loan Party or for a substantial part of any of their assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered.

(g) Voluntary Proceedings. Borrower or any other Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.1(f), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any other Loan Party or for a substantial part of the assets of Borrower or any other Loan Party, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors.

(h) Inability to Pay. Borrower or any other Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(i) Judgments. There is entered against Borrower or other Loan Party (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $2,500,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage), or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or could reasonably be expected to cause a Material Adverse Change and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

(j) ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to result in a Material Adverse Change.

(k) Control. A Change of Control shall occur.

(l) Enforceability. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or Borrower or any of its Subsidiaries contests in writing the validity or enforceability of any provision of any Loan Document; or Borrower or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document.

(m) Stock Exchange Listing. Borrower’s common Equity Interests shall cease to be traded on the New York Stock Exchange, NASDAQ, or other nationally recognized exchange reasonably acceptable to Required Lenders.

8.2 Remedies. Upon the occurrence of any Event of Default and at any time thereafter, for so long as such Event of Default is continuing:

(a) the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take any or all of the following actions, at the same or different times:

(i) terminate the Commitments, and thereupon the Commitments shall terminate immediately;

(ii) declare the Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower;

(iii) require that the Borrower Cash Collateralize the L/C Obligations as provided in Section 2.17; and

(iv) exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents and applicable Law;

provided that, in case of any Event of Default described in Section 8.1(f) or (g), the Commitments shall automatically terminate and the principal of the Revolving Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as provided in clause (iii) above shall automatically become effective, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(b) if and to the extent not previously delivered to Administrative Agent, Borrower will, upon demand of Administrative Agent, deliver to Administrative Agent all surveys, plans and specifications, building permits, construction contracts and subcontracts, plats and other maps, lien releases, subdivision reports, annexation documents, declarant’s rights, marketing material and other documents, permits, licenses and contracts that are necessary to complete construction and marketing of the Lots and Units, and Borrower will, on demand of Administrative Agent, assign to Administrative Agent such of Borrower’s rights thereunder as Administrative Agent may request. Administrative Agent shall be entitled to use and rely on all such surveys, plans, specifications, building permits, construction contracts and subcontracts, plats and other maps and other materials, permits, licenses and contracts without any further authorization or direction from Borrower and without any further consent from any other Person; and/or

(c) Administrative Agent may enforce any and all rights and remedies under this Agreement and the other Loan Documents and may pursue all rights and remedies available at law or in equity.

8.3 [Reserved].

8.4 [Reserved].

8.5 Protective Advances. Administrative Agent may at any time, but will not be obligated to, make Protective Advances which will be deemed to be Revolving Loans hereunder. All Protective Advances, all other advances by Administrative Agent and the Lenders, and all other charges, costs and expenses, including reasonable attorneys’ fees, incurred or paid by Administrative Agent and the Lenders in exercising any right, power or remedy conferred by this Agreement or any other Loan Document, or in the enforcement hereof, or the completion of construction of the Real Estate Inventory, together with interest thereon at the Default Rate, from the date advanced, paid or incurred until repaid. Any Protective Advance will only occur through Administrative Agent or at Administrative Agent’s direction and will not be funded directly to Borrower or any of its Affiliates by Administrative Agent or any Lender. Notwithstanding the foregoing, each Protective Advance and the charges, costs and expenses, including reasonable attorneys’ fees, incurred or paid by Administrative Agent or Lenders in exercising any right, power or remedy conferred by this Agreement or any other Loan Document or in the enforcement thereof or the completion of Real Estate Inventory shall be charged to Borrower pursuant to Section 10.4.

8.6 Scheduled Payments. Administrative Agent, Lenders and Borrower acknowledge that notwithstanding the continuation of an Event of Default, Borrower may elect to continue to make scheduled payments. Administrative Agent’s acceptance of any such payments shall not be a waiver of any of Administrative Agent’s or any Lender’s rights and remedies, and Administrative Agent and the Lenders shall continue to be entitled to all such rights and remedies (including, without limitation, acceleration and foreclosure).

8.7 Application of Payments.

(a) So long as no Event of Default has occurred and is continuing, if at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds received shall be applied (i) first towards payment of fees, indemnities and expense reimbursements then due hereunder to the parties entitled thereto; (ii) second, towards payment of interest then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to each such parties; (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereof in accordance with the amounts of principal then due to such parties; and (iv) fourth, towards payment of Bank Product Liabilities then due.

(b) Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Sections 2.17, shall be applied by the Administrative Agent as follows:

(i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 10.4 and amounts payable under the Fee Letter) payable to the Administrative Agent in its capacity as such;

(ii) second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Lenders (other than principal, reimbursement obligations in respect of L/C Disbursements, interest and L/C Fees, but including fees and disbursements and other charges of counsel payable under Section 10.4) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this paragraph (ii) payable to them;

(iii) third, (A) to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans and unreimbursed L/C Disbursements and (B) to Cash Collateralize that portion of L/C Obligations comprising the undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.17, Section 2.18, or any other provision of this Agreement, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause (iii) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the Issuing Bank to Cash Collateralize such L/C Obligations, (y) subject to Section 2.17(c) or 2.18, amounts used to Cash Collateralize the aggregate amount of Letters of Credit pursuant to this clause (iii) shall be used to satisfy drawings under such Letters of Credit as they occur, and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of Cash Collateral shall be distributed in accordance with this clause (iii).

(iv) fourth, to the payment in full of all other Obligations (including Bank Product Liabilities), in each case ratably among the Administrative Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(v) finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

AGENCY

9.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Western Alliance Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided in Section 9.6(b), the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.1 and 10.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by Borrower or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan or the issuance, extension, increase, reinstatement or renewal of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loan as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, upon approval by the Borrower if no Event of Default then exists, such approval not to be unreasonably withheld or delayed, to appoint a successor, which shall be a bank with an office in Phoenix, Arizona, or an Affiliate of any such bank with an office in Phoenix, Arizona. If no such successor shall have been appointed by the Required Lenders as aforesaid and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may and upon the request of the Borrower shall, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, upon approval by the Borrower if no Event of Default then exists, such approval not to be unreasonably withheld or delayed, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.7 Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8 No Other Duties. Anything herein to the contrary notwithstanding, no Person designated as an “arranger,” “syndication agent,” “bookrunner” or other title shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender hereunder.

9.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Borrower or any other Loan Party, the Administrative Agent (irrespective of whether the principal of any Revolving Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with the terms of this Agreement and the other Loan Documents;

(c) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender.

9.10 Bank Product Liability Arrangements. By reason of a Lender’s execution of this Agreement or an Assignment and Assumption, as the case may be, any Affiliate of such Lender with whom any Loan Party has entered into an agreement creating a Bank Product Liability shall be deemed a Lender party hereto for the purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Document consist exclusively of such Affiliate’s right to share in payments and collections out of the guaranty as more fully set forth in Section 8.7. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to any Bank Product Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

9.11 Lender Representation. Each Lender as of the Effective Date represents and warrants as of the Effective Date (or, if later, as of the date it becomes a Lender) to the Administrative Agent and not, for the avoidance of doubt, for the benefit of the Borrower or any other Loan Party, that (a) such Lender is not and will not be an employee benefit plan subject to Title I of ERISA or a plan or account subject to Section 4975 of the Internal Revenue Code; (b) the assets of such Lender do not constitute “Plan Assets” within the meaning of Section 3(42) of ERISA, or (c) such Lender is not a “Governmental Plan” within the meaning of Section 3(32) of ERISA.

ARTICLE X.

MISCELLANEOUS

10.1 Notices Generally.

(a) Addresses. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email as follows:

(i) if to Borrower, to it at the address set forth on Exhibit H;

(ii) if to the Administrative Agent, to it at the address set forth on Exhibit H;

(iii) if to Issuing Bank, to it at the address set forth on Exhibit H; and

(iv) if to a Lender, to it at its address (or facsimile number or email address) set forth in its Administrative Questionnaire.

(b) Effectiveness. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c).

(c) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail, FpML, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d) EMail. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(e) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(f) Platform.

(i) Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender by means of electronic communications pursuant to this Section, including through the Platform.

10.2 Waivers; Amendments.

(a) No Waiver; Remedies Cumulative; Enforcement. No failure or delay by the Administrative Agent or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies, powers and privileges of the Administrative Agent and the Lenders hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

(b) Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Borrower and any Loan Party shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders and the Lenders and such Affiliates of Lenders that may enter into or provide Bank Products hereby so authorize Administrative Agent; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents or (ii) any Lender from exercising setoff rights in accordance with Section 10.9; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Section 8.2 and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso, any Lender may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

(c) Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower therefrom, shall be effective unless in writing executed by Borrower and the Required Lenders, and acknowledged by the Administrative Agent, or by Borrower and the Administrative Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(i) Except as provided in Section 2.7, extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article 4 or the waiver of any Default or Event of Default shall not constitute an extension or increase of any Commitment of any Lender);

(ii) reduce the principal of, or rate of interest specified herein on, any Revolving Loan or any L/C Disbursement or any fees or other amounts payable hereunder or under any other Loan Document (other than the Fee Letter), without the written consent of each Lender directly and adversely affected thereby (provided (x) only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive the obligation of Borrower to pay interest at the Default Rate or to pay any late charge, and (y) Administrative Agent may make amendments to administratively or operationally implement a replacement Index Rate and make Benchmark Replacement Conforming Changes pursuant in Section 1.7 of this Agreement without further consent of the Lenders except as expressly required in Section 1.7);

(iii) postpone any date scheduled for any payment of principal of, or interest on, any Revolving Loan or L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;

(iv) change Sections 2.14, or 8.7 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(v) waive any condition set forth in Sections 4.1(a), (b), (c), (d) or (g) without the written consent of each Lender;

(vi) change Section 2.5(e) in a manner that would permit the expiration date of any Letter of Credit to occur after the Maturity Date without the consent of each Lender;

(vii) change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(viii) prior to the Required Consent Trigger Date, (A) if the Joint Lead Arrangers and Joint Bookrunners (or their Affiliates) are all of the Lenders, change any provision of Sections 3.1, 3.2, 7.1, 7.7 or 7.14 (or any defined term directly or indirectly used therein), without the consent of all Lenders; and (B) if the Joint Lead Arrangers and Joint Bookrunners (or their Affiliates) are not all of the Lenders, change any provision of Sections 3.1, 3.2, 7.1, 7.7 or 7.14 (or any defined term directly or indirectly used therein), without the consent of (1) Required Lenders and (2) one Lender other than Western Alliance Bank; provided that, from and after the Required Consent Trigger Date, changes to any of Sections 3.1, 3.2, 7.1, 7.7 or 7.14 (or any defined term directly or indirectly used therein) will only require consent of the Required Lenders;

provided, further, that no amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of the Administrative Agent or the Issuing Bank, unless in writing executed by the Administrative Agent and the Issuing Bank, as applicable.

Nothing herein will limit Administrative Agent’s rights to determine a replacement Index Rate or implement Benchmark Replacement Conforming Changes pursuant in Section 1.7 of this Agreement.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender).

In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten (10) Business Days following receipt of notice thereof.

10.3 Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) Releases. To release the Guaranty of any Loan Party (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) with respect to any Loan Party that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted (or not prohibited) hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the Loan Document or other Loan Documents).

Upon request by the Administrative Agent at any time, the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall confirm in writing the Administrative Agent’s authority to release any Loan Party from its obligations under any applicable Loan Document or to enter into other agreements pursuant to this Section 10.3. In each case as specified in this Section 10.3, the Administrative Agent shall, at Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release a Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 10.3.

10.4 Expenses; Indemnity; Damage Waiver.

(a) Costs, Expenses, and Fees. Borrower agrees to pay the fees separately agreed to in writing between Borrower and the Administrative Agent, including, without limitation, the fees set forth in the Fee Letter. In addition, Borrower agrees to pay on demand all reasonable out-of-pocket costs, expenses, and fees of the Administrative Agent and the Issuing Bank (including, without limitation, reasonable fees, charges and disbursements of counsel for Administrative Agent, any Lender or any Issuing Bank pursuant to the Loan Documents): (i) in the negotiation, execution, delivery, administration and modification of the Loan Documents and in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder, and (ii) in inspecting the Borrowing Base assets, including the evaluation of proposed Eligible Assets and Real Estate Inventory, and otherwise including new Real Estate Inventory in the Borrowing Base. In addition, Borrower agrees to pay on demand all reasonable costs, expenses, and fees of the Administrative Agent and the Lenders (including, without limitation, reasonable fees, charges and disbursements of counsel for Administrative Agent and the Lenders pursuant to the Loan Documents): (A) in the modification or enforcement of the Loan Documents and exercise of the rights and remedies of the Administrative Agent, the Issuing Bank, and the Lenders; (B) in defense of the legality, validity, binding nature, and enforceability of the Loan Documents or any Letter of Credit; (C) otherwise in relation to the enforcement of the rights and remedies of the Administrative Agent, the Issuing Bank, and the Lenders under the Loan Documents; and (D) in preparing for the foregoing, whether or not any legal proceeding is brought or other action is taken. Such costs, expenses, and fees will include, without limitation, all such reasonable costs, expenses, and fees incurred in connection with any court proceedings (whether at the trial or appellate level). Revised Statutes Section 12-341.01 shall not be applicable to disputes arising under this Agreement or the other Loan Documents.

(b) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Revolving Loan or any Letter of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the arranger or the Administrative Agent in their capacities as such). This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Section 10.4(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, any Letter of Credit or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than thirty (30) days after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

10.5 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.5(b), (ii) by way of participation in accordance with the provisions of Section 10.5(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.5(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.5(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 10.5(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 10.5(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the “Trade Date”) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.5(b)(i)(B) and, in addition:

(A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and provided, further, that Borrower’s consent shall not be required during the primary syndication of the Loan; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) Borrower or any of Borrower’s Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.5(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.5(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Phoenix, Arizona a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.5 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(c)(i), (ii) or (iii) that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 (subject to the requirements and limitations therein, including the requirements under Section 2.11(g) (it being understood that the documentation required under Section 2.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.5(b); provided that such Participant (A) agrees to be subject to the provisions of Section 2.12 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.10 or 2.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 2.12(b) with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the

Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) and Proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.6 Survival. All covenants, agreements, representations and warranties made by Borrower herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Revolving Loans hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Revolving Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding and so long as the Commitments have not expired or been terminated. The provisions of Sections 2.10, 2.11, 10.5, 10.16 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

10.7 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document or any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.8 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provision shall be deemed to be in effect only to the extent not so limited.

10.9 Right of Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable Law, if an Event of Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time owing by any Lender or any Affiliate of any Lender to or for the credit or account of Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due; provided, however, that no Lender will exercise any right of setoff unless Administrative Agent consents to such exercise, or requires such exercise in Administrative Agent’s sole and absolute discretion and any Lender that exercises a right of setoff without such consent or requirement hereby agrees to indemnify Administrative Agent and each other Lender for, from and against any loss, liability, claims, damages, costs and expenses arising from the exercise of such right of setoff.

10.10 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of Arizona.

(b) Jurisdiction. Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of

Arizona sitting in Maricopa County, and of the United States District Court of the District of Arizona, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Arizona State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.10(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.12 JUDICIAL REFERENCE. IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CONTROVERSY, DISPUTE OR CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) (EACH, A “CLAIM”) AND THE

WAIVER SET FORTH IN SECTION 10.10 IS NOT ENFORCEABLE IN SUCH ACTION OR PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(a) WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN PARAGRAPH (B) BELOW, ANY CLAIM WILL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638. EXCEPT AS OTHERWISE PROVIDED IN THE LOAN DOCUMENTS, VENUE FOR THE REFERENCE PROCEEDING WILL BE IN THE STATE OR FEDERAL COURT IN THE COUNTY OR DISTRICT WHERE VENUE IS OTHERWISE APPROPRIATE UNDER APPLICABLE LAW.

(b) THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (I) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (II) EXERCISE OF SELF-HELP REMEDIES (INCLUDING, WITHOUT LIMITATION, SET-OFF), (III) APPOINTMENT OF A RECEIVER AND (IV) TEMPORARY, PROVISIONAL OR ANCILLARY REMEDIES (INCLUDING, WITHOUT LIMITATION, WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (I)-(IV) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT.

(c) UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN (10) DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY MAY REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). A REQUEST FOR APPOINTMENT OF A REFEREE MAY BE HEARD ON AN EX PARTE OR EXPEDITED BASIS, AND THE PARTIES AGREE THAT IRREPARABLE HARM WOULD RESULT IF EX PARTE RELIEF IS NOT GRANTED.

(d) ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS, A COURT REPORTER WILL BE USED AND THE REFEREE WILL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(e) THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA. THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH APPLICABLE STATE AND FEDERAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING, WITHOUT LIMITATION, MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.

(f) THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.

10.13 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.14 Public Information. Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. At the request of the Administrative Agent, Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of Borrower hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of U.S. federal and state securities Laws (provided, however, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 10.15); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders.

10.15 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement or defense of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the Loan or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loan; (h) with the consent of Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower who did not acquire such information as a result of a breach of this Section. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.16 USA PATRIOT ACT. The Administrative Agent and each Lender hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow the Administrative Agent and each Lender to identify Borrower in accordance with the PATRIOT Act.

10.17 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in L/C Disbursements or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Revolving Loans or participations in L/C Disbursements and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (1) notify the Administrative Agent of such fact, and (2) purchase (for cash at face value) participations in the Revolving Loans and participations in L/C Disbursements and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Disbursements and other amounts owing them; provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this paragraph shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 2.18, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements subject to Section 10.9, may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

10.18 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to the Administrative Agent, the Issuing Bank, or any Lender, or the Administrative Agent, the Issuing Bank, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Bank, or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

10.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between Borrower and its Subsidiaries and the Administrative Agent, the Issuing Bank, or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent or any Lender has advised or is advising Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Issuing Bank, and the Lenders, on the other hand, (iii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent, the Issuing Bank, and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person; (ii) none of the Administrative Agent, the Issuing Bank, and the Lenders has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Issuing Bank, and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and none of the Administrative Agent and the Lenders has any obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by Law, Borrower hereby waives and releases any claims that it may have against any of the Administrative Agent, and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.20 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that any rights and remedies of the parties with respect to the Lender if the Lender has failed to perform any of its obligations under the Loan Documents shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following:

(A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.21 Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time any Guaranty, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

10.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(c) a reduction in full or in part or cancellation of any such liability;

(d) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(e) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

BORROWER:	LANDSEA HOMES CORPORATION, a Delaware corporation

	By:	/s/ John Ho
	Name:	John Ho
	Title:	CEO

ADMINISTRATIVE AGENT:	WESTERN ALLIANCE BANK, an Arizona corporation

	By:	/s/ Paul Engler
	Name:	Paul Engler
	Title:	Chief Operating Officer

LENDERS:	WESTERN ALLIANCE BANK, as a Lender and an Issuing Bank

	By:	/s/ Don Garner
	Name:	Don Garner
	Title:	Chief Executive Officer

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Helen Chan
Name:	Helen Chan
Title:	Vice President